Exhibit 10.20
NET LEASE AGREEMENT
(Multi-Tenant)
by and between
TRIDENT MICROSYSTEMS, INC., a Delaware corporation
(“Tenant”)
and
COOPERAGE ROSE PROPERTIES, a general partnership
(“Landlord”)

NET LEASE AGREEMENT
(Multi-Tenant)
For and in consideration of the rentals, covenants, and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the following described Premises for the term, at the rental and subject to and upon all of the terms, covenants and agreements set forth in this Net Lease Agreement, including Landlord’s right to recover the Premises pursuant to Paragraph 24 below (“Lease”):
     1. Summary of Lease Provisions.
1.1	Tenant: TRIDENT MICROSYSTEMS, INC., a Delaware corporation (“Tenant”).

1.2	Landlord: COOPERAGE ROSE PROPERTIES, a general partnership (“Landlord”).

1.3	Date of Lease, for reference purposes only: April 11, 2006.

1.4	Premises: That certain building (“Building”) consisting of approximately 30,500 square feet and shown cross-hatched on the site plan attached hereto as Exhibit B and commonly referred to as 3408-3410 Garrett Drive and located in the City of Santa Clara (“City”), County of Santa Clara, California. (Paragraph 2.1)

1.5	Term: Five (5) years, subject to the provisions of Paragraph 3 below. (Paragraph 3)

1.6	Commencement Date: August 1, 2006, subject to the provisions of Paragraph 3 below. (Paragraph 3)

1.7	Ending Date: July 31, 2011, unless extended pursuant to the terms of this Lease. (Paragraph 3)

1.8	Rent:

TIME PERIOD	MONTHLY INSTALLMENT
Year 1	$26,535.00*
Year 2	$27,331.05
Year 3	$28,150.98
Year 4	$28,995.51
Year 5	$29,865.38

*	Receipt of the second month’s Rent is hereby acknowledged by Landlord. No Rent shall be payable for the first month of the Term. (Paragraph 4)

1.9	Use of Premises: General office, research and development, marketing, storage and/or product testing and for uses related to the foregoing. (Paragraph 6)

1.10	Tenant’s percentage share of Common Area Charges: Forty-five and 18/100 percent (45.18%)

1.11	Security Deposit: Twenty-nine Thousand Eight Hundred Sixty-five Dollars and Thirty-eight cents ($29,865.38) (Paragraph 5)

1.12	Addresses for Notices:

To Landlord:	3375 Scott Blvd., Suite 308
Santa Clara, CA 95054
Attn: Terrence J. Rose

To Tenant:	Prior to the Commencement Date,
Trident Microsystems, Inc.
1090 East Arques Ave.
Sunnyvale, CA 94085
Attn: Peter Jen, Chief Administrative Officer

From and after the Commencement Date, to the Premises,
Attn: Peter Jen, Chief Administrative Officer
1.13	Parking:
(a) Nonexclusive right to use no more than one hundred six (106) parking spaces within the Common Area, which shall include required handicap parking for the Building.
(b) Exclusive right to use no more than four (4) parking spaces within the Common Area for Tenant’s visitors (the “Visitor Parking Spaces”).
(c) Exclusive right to use no more than twelve (12) parking spaces within the Common Area for Tenant’s designated employees (the “Designated Employee Parking Spaces”). (Paragraph 11.2)
1.14	Summary Provisions in General. Parenthetical references in this Paragraph 1 to other paragraphs in this Lease are for convenience of reference, and designate some of the other Lease paragraphs where applicable provisions are set forth. All of the terms and conditions of each such referenced paragraph shall be construed to be incorporated within and made a part of each of the above referring Summary of Lease Provisions. In the event of any conflict between any Summary of Lease Provision as set forth above and the balance of the Lease, the latter shall control.
     2. Property Leased.

          2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions herein set forth, those certain premises (“Premises”) referred to in Paragraph 1.4 consisting of the Building which is part of a two building complex (the “Project”). In addition, Tenant shall have such rights in and to the Common Area (defined in Paragraph 11.1 below) as are more fully described in Paragraph 11.1 below.
     The building comprising the Premises is referred to herein as the “Building.” The “Land” shall mean and refer to all of the real property outlined in red on Exhibit A. The other building of the Project is sometimes referred to herein as the “Other Building”. Any reference in this Lease to the “Parcel” shall be deemed a reference to the Land. The Land, Building and any other building(s) or improvement(s) now or hereafter located on the Land are referred to herein collectively as the “Project.”
     Landlord reserves the right to grant to tenants of the Project, and to the agents, employees, servants, invitees, contractors, guests, customers and representatives of such tenants or to any other user authorized by Landlord, the nonexclusive right to use the Land for pedestrian and vehicular ingress and egress and vehicular parking (excluding only that portion of the Land designated herein for Tenant’s exclusive use for vehicular parking, if any).
          2.2 Improvements.
               2.2.1 Interior Improvements. Tenant has engaged AP+I, architects (“AP+I”) to prepare interior plans for the Premises. Attached hereto as Exhibit D are the preliminary space plans for the Premises (“Preliminary Plans”), which Preliminary Plans are approved by Landlord and Tenant for the interior improvements to be constructed by Landlord for Tenant’s use in the Premises. Within ten (10) days of the Effective Date, AP+1 will prepare and deliver to Landlord completed pricing plans (“Pricing Plans”) in material conformance with the Preliminary Plans. Within ten (10) business days of Landlord’s receipt of the Pricing Plans, Landlord shall submit to Tenant a cost estimate (the “Interior Estimate”) for the work described in the Pricing Plans. The Interior Estimate shall set forth an estimated guarantied maximum price (the “GMP”) for the work described in Tenant’s Interior Plans, and the general contractor’s reasonable fees related thereto. The Interior Estimate for the mechanical, electrical, and plumbing work will be based on three competitive bids. Tenant shall have five (5) days from receipt of the Interior Estimate to either (i) approve the Interior Estimate or (ii) in Tenant’s reasonable discretion, disapprove the Interior Estimate and provide Landlord a detailed explanation for its disapproval. In the event Tenant disapproves the Interior Estimate and provided Tenant’s disapproval is reasonable, Landlord shall revise and resubmit the Interior Estimate to Tenant within five (5) days following Landlord’s receipt of Tenant’s original disapproval and, provided that the revised Interior Estimate materially reflects Tenant’s comments described in the foregoing sentence, the revised Interior Estimate shall be deemed approved, subject to the provisions of the succeeding paragraph, and upon delivery to Tenant and shall be referred to herein as the “Construction Budget”.

     Within ten (10) business days following finalization of the Construction Budget as described in the foregoing Paragraph, Tenant shall cause AP+I to prepare and deliver to Landlord construction drawings depicting the work that is described in the Pricing Plans and that is set forth in the Construction Budget (the “Interior Construction Drawings”). Within three (3) business days of receipt of the Interior Construction Drawings, Landlord will ascertain and notify Tenant whether the Interior Estimate and the Construction Budget are unchanged or not. If in the reasonable discretion of Landlord and the Contractor, the Interior Estimate and the Construction Budget require revision, Landlord, Tenant and Contractor will immediately meet and confer and agree to reasonable changes in the same so that the final Construction Budget may be forthwith approved by the parties. The improvements described in the Interior Construction Drawings are referred to herein as the “Interior Work”.
               2.2.2 Completion of the Interior Work. Landlord, at Landlord’s sole cost and expense, will make and enter into a construction contract (the “Contract”) with Permian Builders (the “Contractor”) to complete the Interior Work in accordance with the GMP and the Interior Construction Drawings, provided the cost of the Interior Work to be borne by Landlord, including the design, permits and furniture, shall not exceed $610,000 (the “Allowance”). From the Allowance, Landlord shall also reimburse Tenant, within fifteen (15) days of Tenant’s written demand therefor, and the delivery of paid invoices for the actual costs incurred by Tenant with respect to (i) the services of AP+I described in the foregoing Paragraph 2.2.1 and (ii) any construction consultant hired by Tenant. Landlord represents that Contractor is neither an affiliate of or an entity controlled by Landlord. The Contract shall expressly provide that Tenant shall have no liability to Contractor for the Interior Work and that Contractor shall indemnify Tenant to the same extent Landlord is indemnified under the Contract. Any costs for the Interior Work in excess of the Allowance shall be paid by Tenant to Landlord provided that Tenant shall have no obligation to pay any amounts in excess of the GMP except as otherwise expressly provided in this Section 2.2.2. Tenant may in its reasonable discretion, make changes in or additions to the Interior Work, provided that such changes and additions shall comply with Landlord’s building standards and any costs in excess of the Allowance and in excess of the GMP incurred as a result of said changes and/or additions shall be paid by Tenant as provided below. Landlord may elect by written notice to Tenant within ninety (90) days prior to the Ending Date, to retain the furniture installed pursuant to the Allowance upon termination of the Lease. In the event Landlord does not so elect, such furniture shall be deemed the property of Tenant and shall be removed by Tenant at the expiration or earlier termination of the Lease Term.
     In the event of changes to any of the Interior Work by reason of any error or omission in the Interior Construction Drawings, or because requested in writing by Tenant and accepted in writing by Landlord, Tenant shall pay to Landlord Landlord’s actual costs that are in excess of the Allowance and in excess of the GMP related to such changes before work in regard to such changes is commenced; provided, however, in no event shall Landlord’s failure to demand such payment before commencement of work in regard to such changes, or Tenant’s failure to pay for the same before commencement of work in regard to such changes be deemed to be a waiver of Landlord’s right to require or enforce collection of such payment for changes at any time thereafter. Landlord’s costs related to the changes shall include, without limitation, all architectural, contractor, and engineering expenses, and the cost of all building and other permits and inspection fees. In the event of any changes, Landlord’s costs shall be deemed to include architect, engineering and/or contractor expenses at the rates charged to third parties by Landlord and/or such related person or entity for such services, unless otherwise expressly provided in this Lease.
          2.2.3 Exterior Improvements In addition to the Interior Work, Landlord will, at Landlord’s sole cost separate and apart from the Allowance, engage the services of architects, to prepare exterior construction drawings (the “Exterior Construction Drawings”), which Exterior Construction Drawings shall materially conform to the preliminary plans approved by Landlord and Tenant and attached hereto as Exhibit E. The Exterior Construction Drawings shall be delivered to Tenant within twenty (20) days following the Date of Lease described in Section 1.3 above. Tenant shall have five (5) days from receipt of the Exterior Construction Drawings to either (i) approve the Exterior Construction Drawings or (ii) in Tenant’s reasonable discretion, disapprove the Exterior Construction Drawings, only if they are inconsistent with the completed pricing plans attached hereto as Exhibit “D”, and provide Landlord a detailed explanation for its disapproval. In the event Tenant disapproves the Exterior Construction Drawings and provided Tenant’s disapproval is reasonable, Landlord shall revise and resubmit the Exterior Construction Drawings to Tenant within five (5) days following Landlord’s receipt of Tenant’s original disapproval and, provided that revised Exterior Construction Drawings materially reflect Tenant’s comments described in the foregoing sentence, the revised Exterior Construction Drawings shall be deemed approved upon delivery to Tenant and shall be referred to herein as the “Final Exterior Construction Drawings”. The improvements described in the Final Exterior Construction Drawings are referred to herein as the “Exterior Work”. The Exterior Work will require not only the approval of the City Building Department, but also the approval of the City Planning Department. Landlord shall cause the Exterior Work to be completed as soon as possible but in no event later than October 1, 2006.
          2.3 Condition of Premises. Landlord warrants to Tenant that on the Commencement Date and except for improvements constructed by Tenant, (i) all building systems, including roof (including the roof structure and membrane), plumbing, HVAC, fire sprinklers, electrical (including panels and outlets), interior lighting, ceiling tiles, and window coverings and all exterior sprinklers and lighting, the parking area and landscaping shall be in good operating condition and good repair, and (ii) the Building and Common Area shall be in compliance with all Laws (as defined below), including seismic requirements, ADA and Title 24. Any defects in the warranted matters which are reported by Tenant to Landlord within ninety (90) days after the Commencement Date shall be repaired by Landlord at Landlord’s cost and expense. Landlord covenants that at its sole cost and expense (and not as a Common Area charge) it will complete, prior to the Commencement Date: (a) the HVAC repairs identified in the report of CalAir dated April 4, 2006, and (b) the roof repairs identified in the report of Roof Leak Services dated March 13, 2006 (jointly, the “Reports”). Copies of the Reports have been delivered to Tenant. Landlord further covenants that at its sole cost and expense it will replace, (i) prior to the Commencement Date the Trane air conditioning units on the roof of the Building identified in the CalAir report as Unit 7 (1979-3 ton) and Unit 2 (1979-5 ton), and (ii) as necessary during the Lease Term, the five (5) other Trane air conditioning units now installed on the roof of the Building. Provided, however, prior to the replacement of said Units 7 and 2, if Contractor recommends that units larger than currently existing units are required for Tenant’s server room, Tenant may elect to cause said larger units to be installed in lieu of the two smaller units being replaced, in which case Tenant shall pay the excess cost thereof directly or such cost shall be charged against the Allowance.
     Notwithstanding anything to the contrary contained in this Lease, Tenant’s acceptance of the Premises shall not be deemed a waiver of Tenant’s right to have latent defects in the improvements corrected by Landlord or the Premises repaired at no cost to Tenant. Tenant shall give notice to Landlord whenever any such latent defect becomes reasonably apparent, and Landlord shall repair the defect as soon as practicable.
     Any capital repairs or replacements required for the roof during the six month period following the Commencement Date shall be at the sole cost and expense of Landlord and not a Common Area charge.
     3. Term.
          3.1 Commencement Date. The term of this Lease (“Lease Term”) shall be for the period specified in Paragraph 1.5 above, commencing on the date set forth in Paragraph 1.6 (“Commencement Date”); provided, however, the Commencement Date shall be delayed until such time as the Interior Work is Substantially Completed (as defined below) and at least three (3) weeks have elapsed in the Early Access Period (as defined below).
               (a) The Interior Work shall be deemed to be “Substantially Completed” upon the occurrence of the earliest of the following:
                    (i) The date on which all improvements to be constructed by Landlord have been substantially completed except for punch list items which do not prevent Tenant from using the Premises for its intended use, and the appropriate governmental approvals for occupancy of the Premises have been issued; or
                    (ii) the date on which all improvements to be constructed by Landlord would have been substantially completed except for such work as Landlord is required to perform but which is delayed because of any of the following (each, a “Tenant Delay”): (A) delays in Tenant’s architect completing the Preliminary Interior Improvement Plans or the Final Interior Improvement Plans; (B) fault or neglect of Tenant, acts of Tenant or Tenant’s agents (including without limitation delays caused by work done on the Premises by Tenant or Tenant’s agents or by acts of Tenant’s contractors or subcontractors); (C) delays caused by change orders requested by Tenant or required because of any errors or omissions in plans submitted by Tenant; and (D) such work as Landlord is required to perform but cannot complete until Tenant performs necessary portions of construction work it has elected or is required to do; provided, however, Tenant Delays shall not include any delays caused by Landlord or Landlord’s architect or contractor in performing work relating to the Exterior Work; or

                    (iii) the date Tenant opens for business in the Premises.
     If the Commencement Date is a date other than the date set forth in Paragraph 1.6, then the Ending Date set forth in Paragraph 1.7, the rental adjustment dates set forth in Paragraph 1.8 and any other certain dates specified herein shall be adjusted accordingly. When the Commencement Date, Ending Date, rental adjustment dates, and such other dates become ascertainable, Landlord and Tenant shall specify the same in writing, in the form of the attached Exhibit C, which writing shall be deemed incorporated herein. Tenant’s failure to execute and deliver the letter attached hereto as Exhibit C within thirty (30) days after Tenant receives written request from Landlord to do so (subject to any legitimate disagreement by Tenant with the terms thereof, which both parties shall use reasonable efforts to resolve) shall be a Default by Tenant hereunder. The expiration of the Lease Term or sooner termination of this Lease is referred to herein as the “Lease Termination.”
          3.2 Delay of Commencement Date. Landlord shall not be liable for any damage or loss incurred by Tenant for Landlord’s failure for whatever cause to deliver possession of the Premises by a particular date (including the Commencement Date), nor shall this Lease be void or voidable on account of such failure to deliver possession of the Premises; provided that if the Commencement Date does not occur on or before September 1, 2006, Tenant shall have the right to terminate this Lease by written notice delivered to Landlord within ten (10) days thereafter, and Landlord and Tenant shall be relieved of their respective obligations hereunder; provided further that the September 1, 2006 deadline shall be extended by the number of days work on the Premises is delayed due to fault or neglect of Tenant, acts of Tenant or Tenant’s agents, or due to acts of God, labor disputes, strikes, fires, rainy or stormy weather, acts or failures to act of public agencies, inability to obtain labor or materials, earthquake, war, insurrection, riots and other causes beyond Landlord’s reasonable control, excluding, however, delays caused solely by Landlord, its agents, employees, contractors or invitees.
          3.3 Early Access. As soon as possible (based upon the status of the Interior Work), Tenant and its employees, contractors and agents shall have access to the Premises for purposes of installing Tenant’s personal property, data and telephone lines, furniture and trade fixtures in the Premises. The date upon which Landlord first provides Tenant access to the Premises for the purposes described in the foregoing sentence shall be referred to herein as the “Early Access Date”. Tenant shall occupy the Premises from the Early Access Date until the Commencement Date (the “Early Access Period”) on all of the terms of this Lease except that (i) Tenant shall have no obligation to pay Rent during the Early Access Period and (ii) shall have no liability regarding the Interior Work or the Exterior Work except to the extent caused by Tenant. Landlord and Tenant shall cooperate during the Early Access Period to prevent any unreasonable interference with the other’s contractors.
          3.4 Tenant to Physically Occupy Premises. Tenant shall, no later than thirty (30) days after the Commencement Date, go into actual physical occupancy of the Premises and open the Premises for business in accordance with the uses specified in Paragraph 6 below; provided, however, the date of Tenant’s physical occupancy of the Premises shall in no event extend the Commencement Date, the Lease Termination date or the date the payment of Rentals hereunder commences. Time is of the essence.
          3.5 Tenant Option to Renew.
               (a) Renewal Option. Subject to the terms and conditions set forth below, Tenant may at its option (“Renewal Option”) extend the Term of this Lease for one (1) additional five (5) year period (the “Renewal Term “). If Tenant exercises the Renewal Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (i) the Rent payable by Tenant during the Renewal Term shall be as determined in accordance with Sections (c) and (d) below, (ii) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is” as of the commencement of the Renewal Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (iii) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the Renewal Term.
               (b) Conditions of Exercise. To exercise the Renewal Option, Tenant must deliver written notice to Landlord (which notice shall be subject to Section 3.5(d)(i)(3) below) via certified mail or hand delivery not sooner than three hundred sixty-five (365) days nor later than one hundred eighty (180) days prior to the expiration of the initial Term of this Lease. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its Renewal Option.
               (c) Market Rate Calculation. The Rent payable by Tenant for the Premises during the Renewal Term shall be the Market Rate (as defined below) for the Premises, valued as of the commencement of the Renewal Term, determined in the manner hereinafter provided; however, that in no event shall the annual Rent payable by Tenant for any year of the Renewal Term be less than the annual Rent payable during the last year of the initial Term (without regard to any abatements of Rent on account of casualty or otherwise) (“Rent Floor”). As used herein, the term “Market Rate” shall mean the annual amount of Rent that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, for space comparable to the Premises within the Project or other comparable projects in the vicinity of the Project (the “Comparison Projects”), based upon binding lease transactions for tenants in the Comparison Projects that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Renewal Term (“Comparison Leases”). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (i) the length of the Renewal Term compared to the lease term of the Comparison Leases; (ii) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rent, escalation provisions, all other payments and escalations; (iii) the size of the Premises compared to the size of the premises of the Comparison Leases; (iv) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (v) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (vi) the age and quality of construction of the Building (including compliance with applicable codes on the applicable floors); and (vii) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements to the renewal tenant.
               (d) Rent Determination. The Rent payable by Tenant for the Premises during the Renewal Term shall be determined as follows:
                    (i) If Tenant provides Landlord with its written notice of exercise pursuant to Section (b) above, then, within thirty (30) days of receipt of such notice, Landlord shall deliver to Tenant either (i) a good faith written proposal of the Market Rate, or (ii) notice that Landlord has determined in good faith that the Market Rate is less than Rent Floor and, therefore, the Rent for the Renewal Term shall be equal to the Rent Floor. Within twenty-one (21) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (1) that Tenant accepts Landlord’s proposal, (2) that Tenant elects to submit the determination of Market Rate to arbitrate in accordance with Subsections (iii) and (iv) below, or (3) that Tenant rejects Landlord’s proposal and, upon such rejection, Tenant’s exercise of its Renewal Option shall be deemed null and void and shall be of no force or effect whatsoever and the Term of this Lease shall expire on the Ending Date set forth in Section 1.7 above. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Market Rate shall be binding upon Tenant.
                    (ii) If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Rent for the Renewal Term. If Landlord and Tenant are unable to agree on the Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis). If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with Subsections (iii) and (iv) below.
                    (iii) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent real estate broker with at least five (5) years of experience in leasing commercial space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.
                    (iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate in the context of the parameters set forth in Section 3.5(c) above. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.
                    (v) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 3.5, Tenant’s monthly payments of Rent shall be in an amount equal to the greater of (i) the Rent Floor or (ii) Landlord’s determination of the Market Rate. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Rent theretofore paid.
     4. Rent.
          4.1 Rent. Tenant shall pay to Landlord as rent for the Premises (“Rent”), in advance, on the first day of each calendar month, commencing on the date 30 days after the Commencement Date and continuing throughout the Lease Term the Rent set forth in Paragraph 1.8 above. Rent shall be prorated, based on thirty (30) days per month, for any partial month during the Lease Term. Rent shall be payable without deduction, offset, prior notice or demand in lawful money of the United States to Landlord at the address herein specified for purposes of notice or to such other persons or such other places as Landlord may designate in writing. Rent shall be abated for the first month of the Lease Term. Landlord acknowledges it has received from Tenant the sum of Twenty Six Thousand Five Hundred Thirty Five Dollars ($26,535) which sum shall be applicable to the Rent payable for the second month of the Lease Term.
          4.2 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Premises. Accordingly, Tenant shall pay to Landlord, as Additional Rent (as defined in Paragraph 4.3 below), without the necessity of prior notice or demand, a late charge equal to five percent (5%) of any installment of Rent which is not received by Landlord within five (5) days after the due date for such installment. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any installment of Rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay such installment of Rent when due, including without limitation the right to terminate this Lease. In the event any installment of Rent is not received by Landlord by the thirtieth (30th) day after the due date for such installment, such installment shall bear interest at the annual rate set forth in Paragraph 34 below, commencing on the thirty-first (31st) day after the due date for such installment and continuing until such installment is paid in full. Landlord and Tenant acknowledge and agree that the terms of this Section 4.2 shall not be applicable unless, in the twelve (12) months preceding any late payment of Rent, Tenant failed to timely deliver any installment of Rent, provided, however, that the terms of this Section 4.2 shall apply upon the occurrence of any Default by Tenant described in Section 14.1(a).
          4.3 Additional Rent. All taxes, charges, costs and expenses and other sums which Tenant is required to pay hereunder (together with all interest and charges that may accrue thereon in the event of Tenant’s failure to pay the same), and all damages, costs and reasonable expenses which Landlord may incur by reason of any Default by Tenant shall be deemed to be additional rent hereunder (“Additional Rent”). Additional Rent shall accrue commencing on the Commencement Date. In the event of nonpayment by Tenant of any Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of Rent. The term “Rentals” as used in this Lease shall mean Rent and Additional Rent.
     5. Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (“Security Deposit”) in the amount set forth in Paragraph 1.11 above. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of each and every term, covenant and condition of this Lease applicable to Tenant, and not as prepayment of Rent. If Tenant shall at any time fail to keep or perform any term, covenant or condition of this Lease applicable to Tenant, including without limitation, the payment of Rentals or those provisions requiring Tenant to repair damage to the Premises caused by Tenant or to surrender the Premises in the condition required pursuant to Paragraph 35 below, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain the whole or any part of the Security Deposit reasonably necessary for the payment of any amount which Landlord actually spends by reason of Tenant’s default or as necessary to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default. In the event Landlord uses or applies any portion of the Security Deposit, Tenant shall, within thirty (30) days after written demand by Landlord, remit to Landlord sufficient funds to restore the Security Deposit to its original sum. Failure by Tenant to so remit funds shall be a Default by Tenant (subject to any legitimate disagreement by Tenant pertaining to the Landlord’s use of the Security Deposit, which both parties shall use reasonable efforts to resolve). Should Tenant comply with all of the terms, covenants and conditions of this Lease applicable to Tenant, the balance of the Security Deposit shall be returned to Tenant within fourteen (14) days after Lease Termination and surrender of the Premises by Tenant; provided, however, if any portion of the Security Deposit is to be applied to repair damages to the Premises caused by Tenant or Tenant’s agents, to clean the Premises, or to remove alterations and restore the Premises pursuant to Paragraph 13.2 below, then the balance of the Security Deposit shall be returned to Tenant no later than thirty (30) days after the date Landlord receives possession of the Premises.
     6. Use of Premises.
          6.1 Permitted Uses. Tenant shall use the Premises and the Common Area only in conformance with applicable governmental or quasi-governmental laws, statutes, orders, regulations, rules, ordinances and other requirements now or hereafter in effect (collectively, “Laws”) for the purposes set forth in Paragraph 1.9 above, and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided that such other use is in conformance with applicable Laws. Tenant acknowledges and agrees that Landlord has selected or will be selecting tenants for the Building in order to produce a mix of tenant uses compatible and consistent with the design integrity of the Building and with other uses of the Building; provided, however, the selection of Building tenants shall be in Landlord’s reasonable discretion and Landlord in making such selection shall not be deemed to be warranting that any use of the Building made by any such tenant is compatible or consistent with the design integrity of the Building or other uses of the Building. Any change in use of the Premises or the Common Area without the prior written consent of Landlord shall be a Default by Tenant. Tenant and Tenant’s agents shall comply with the provisions of any Declaration of Covenants, Conditions, and Restrictions affecting the Premises and the Common Area.
          6.2 Tenant to Comply with Legal Requirements. Subject to the obligations, representations and warranties of Landlord set forth in Section 2.3 above, Tenant shall, at its sole cost, promptly comply with all Laws relating to or affecting Tenant’s particular use or occupancy of the Premises or use of the Common Area, now in force, or which may hereafter be in force, including without limitation those relating to utility usage and load or number of permissible occupants or users of the Premises, whether or not the same are now contemplated by the parties; with the provisions of all recorded documents affecting the Premises or the Common Area insofar as the same relate to or affect Tenant’s particular use or occupancy of the Premises or use of the Common Area; and with the requirements of any board of fire underwriters (or similar body now or hereafter constituted) relating to or affecting Tenant’s particular or occupancy of the Premises or use of the Common Area. Tenant’s obligations pursuant to this Paragraph 6.2 shall include, without limitation, maintaining or restoring the Premises and making structural and non-structural alterations and additions in compliance and conformity with all Laws and recorded documents (including, without limitation, alterations or additions to the Premises, Building or Common Area that are required pursuant to the ADA), each relating to Tenant’s particular use or occupancy of the Premises during the Lease Term or alterations made to the Premises by Tenant. Any alterations or additions undertaken by Tenant pursuant to this Paragraph 6.2 shall be subject to the requirements of Paragraph 13.1 below. At Landlord’s option, Landlord may make the required alteration, addition or change, and Tenant shall pay as Additional Rent the reasonable actual cost thereof. If the total cost is in excess of $25,000, any mechanical, electrical and plumbing work will be based on competitive bids. The foregoing notwithstanding, Landlord shall make any alteration or addition required to bring the Premises, the Building or the Common Area into compliance with legal requirements in effect at the time the Premises, the Interior Work and the Exterior Work installed therein by Landlord, the Building or the Common Area, respectively, were originally constructed. The cost of any alterations as may be hereafter required due to a change in laws and unrelated to Tenant’s specific use of the Premises shall be the responsibility of Landlord.
     Tenant shall obtain prior to taking possession of the Premises any permits, licenses or other authorizations required for the lawful operation of its business at the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant, regardless of whether Landlord is a party thereto or not, that Tenant has violated such Law or recorded document relating to Tenant’s particular use or occupancy of the Premises or use of the Common Area shall be conclusive of the fact of such violation by Tenant.
          6.3 Prohibited Uses. Tenant and Tenant’s agents shall not commit or suffer to be committed any waste upon the Premises. Tenant and Tenant’s agents shall not do or permit anything to be done in or about the Premises or Common Area which will in any way unreasonably obstruct or unreasonably interfere with the rights of any other tenants of the Building, other authorized users of the Common Area, or occupants of neighboring property, or injure or annoy them. Tenant shall not conduct or permit any auction or sale open to the public to be held or conducted on or about the Premises or Common Area. Tenant and Tenant’s agents shall not use or allow the Premises to be used for any unlawful or hazardous purpose or any purpose not permitted by this Lease, nor shall Tenant or Tenant’s agents cause, maintain, or permit any nuisance in, on or about the Premises. Tenant and Tenant’s agents shall not do or permit anything to be done in or about the Premises nor bring or keep anything in the Premises which will in any way increase the rate of any insurance upon any portion of the Project or any of its contents, or cause a cancellation of any insurance policy covering any portion of the Project or any of its contents, nor shall Tenant or Tenant’s agents keep, use or sell or permit to be kept, used or sold in or about the Premises any articles which may be prohibited by a standard form policy of fire insurance. In the event the rate of any insurance upon any portion of the Project or any of its contents is increased because of Tenant’s particular use of the Premises or that of Tenant’s agents, Tenant shall pay, as Additional Rent, the full cost of such increase; provided, however this provision shall in no event be deemed to constitute a waiver of Landlord’s right to declare a default hereunder by reason of the act or conduct of Tenant or Tenant’s agents causing such increase or of any other rights or remedies of Landlord in connection therewith. Tenant and Tenant’s agents shall not place any loads upon the floor, walls or ceiling of the Premises which would endanger the Building or the structural elements thereof or of the Premises, nor place any harmful liquids in the drainage system of the Building or Common Area. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Project except in enclosed trash containers designated for that purpose by Landlord. No materials, supplies, equipment, finished products (or semi-finished products), raw materials, or other articles of any nature shall be stored upon, or be permitted to remain on, any portion of the Project outside the Premises.

          6.4 Hazardous Materials. Neither Tenant nor Tenant’s agents shall permit the introduction, placement, use, storage, manufacture, transportation, release or disposition (collectively “Release”) of any Hazardous Material(s) (defined below) on or about any portion of the Project without the prior written consent of Landlord, which consent may be withheld in the sole and absolute discretion of Landlord without any requirement of reasonableness in the exercise of that discretion. Notwithstanding the immediately preceding sentence to the contrary, Tenant may use (a) de minimis quantities of the types of materials which are technically classified as Hazardous Materials but commonly used in domestic or office use to the extent not in an amount, which, either individually or cumulatively, would be a “reportable quantity” under any applicable Law, and (b) reasonable quantities of Hazardous Material(s) identified in Exhibit F consistent with the research and development use of the Premises described in Paragraph 1.9. Tenant covenants that, at its sole cost and expense, Tenant will comply with all applicable Laws with respect to the Release by Tenant, its agents, employees, contractors or invitees of such permitted Hazardous Materials. Any Release beyond the scope allowed in this paragraph shall be subject to Landlord’s prior consent, which may be withheld in Landlord’s sole and absolute discretion, and shall require an amendment to the Lease in the event Landlord does consent which shall set forth the materials, scope of use, indemnification and any other matter required by Landlord in Landlord’s sole and absolute discretion. Tenant shall indemnify, defend and hold Landlord and Landlord’s agents harmless from and against any and all claims, losses, damages, liabilities, or expenses arising in connection with the Release of Hazardous Materials in violation of Hazardous Materials Laws by Tenant, Tenant’s agents or any other person using the Premises with Tenant’s knowledge and consent or authorization. Tenant’s obligation to defend, hold harmless and indemnify pursuant to this Paragraph 6.4 shall survive Lease Termination.
     Notwithstanding anything in this Paragraph 6.4 or elsewhere in this Lease to the contrary, Landlord shall release Tenant from and indemnify, hold harmless, and defend Tenant against any and all third party (i.e., claimants other than Tenant or Tenant’s affiliates) claims, liabilities, causes of action, costs and expenses arising in connection with the presence of Hazardous Materials on, under, or about the Premises, Building or Common Area to the extent existing as of the Commencement Date or caused by any third parties or by Landlord or Landlord’s employees, agents, contractors or invitees (collectively, “Hazmat Claims”). Landlord’s indemnification, defense and hold harmless obligations under this Lease shall include and apply to reasonable attorneys’ fees, investigation costs, and other costs actually incurred by Tenant. Hazmat Claims shall not include any claim by Tenant or Tenant’s affiliates for its other losses whether direct or consequential. The release and covenant to indemnify, hold harmless, and defend provided for in this paragraph shall survive any termination or expiration of this Lease.
     Notwithstanding anything to the contrary contained in this Lease, Landlord hereby represents and warrants to Tenant that, to the best of Landlord’s knowledge, (i) the Premises, the Building, and Project are in compliance with all laws regarding Hazardous Materials (“Hazardous Materials Laws”); (ii) no asbestos-containing materials exist in or on the Premises, the Building, or Project; and (iii) any handling, transportation, storage or use of Hazardous Materials that occurred in the Premises, the Building, or Project prior to the Commencement Date is now in compliance with all Hazardous Materials Laws. Landlord further represents and warrants that, to the best of Landlord’s knowledge, no litigation has been brought or threatened, nor any settlements reached with any governmental or private party, concerning the actual or alleged presence of Hazardous Materials on or about the Premises, Building, or Project, nor has Landlord received any notice of any violation, or alleged violation, of any Hazardous Materials laws, pending claims or pending investigations with respect to the presence of Hazardous Materials on or about the Premises, Building, or Project. Landlord’s representations and warranties set forth in this paragraph shall survive termination of this Lease.
     As used in this Lease, the term “Hazardous Materials” means any chemical, substance, waste or material which has been or is hereafter determined by any federal, state or local governmental authority to be capable of posing risk of injury to health or safety, including without limitation, those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Hazardous Materials Transportation Act, as amended, and in the regulations promulgated pursuant to said laws; those substances defined as “hazardous wastes” in section 25117 of the California Health & Safety Code, or as “hazardous substances” in section 25316 of the California Health & Safety Code, as amended, and in the regulations promulgated pursuant to said laws; those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or designated by the Environmental Protection Agency (or any successor agency) as hazardous substances (see, e.g., 40 CFR Part 302 and amendments thereto); such other substances, materials and wastes which are or become regulated or become classified as hazardous or toxic under any Laws, including without limitation the California Health & Safety Code, Division 20, and Title 26 of the California Code of Regulations; and any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to section 311 of the Clean Water Act of 1977, 33 U.S.C. sections 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to section 307 of the Clean Water Act of 1977 (33 U.S.C. § 1317), as amended; (v) flammable explosives; (vi) radioactive materials; or (vii) radon gas.
     Landlord shall have the right, upon reasonable advance notice to Tenant (but no less than two (2) business days prior notice, except in the event of an emergency), to inspect, investigate, sample and/or monitor the Premises, the Building and Common Area, including any soil, water, groundwater, or other sampling, to the extent reasonably necessary to determine whether Tenant is complying with the terms of this Lease with respect to Hazardous Materials. Unless a previous inspection has disclosed a violation by Tenant of the covenants contained in this Paragraph 6.4, such inspections, investigations, sampling and/or monitoring shall be performed not more often than twice per year. In connection therewith, Tenant shall provide Landlord with reasonable access to all portions of the Premises; provided, however, that Landlord shall (i) provide Tenant no less than two (2) business days prior notice, except in the event of an emergency, and (ii) avoid any unreasonable interference with the operation of Tenant’s business on the Premises. In the event that Tenant is not in compliance with the terms of this Lease with regard to Hazardous Materials, all costs incurred by Landlord in performing such inspections, investigation, sampling and/or monitoring shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) days after Landlord’s demand for payment.

     7. Taxes.
          7.1 Personal Property Taxes. Tenant shall use reasonable efforts to cause Tenant’s trade fixtures, equipment, furnishings, furniture, merchandise, inventory, machinery, appliances and other personal property installed or located on the Premises (collectively the “personal property”) to be assessed and billed separately from the Land and the Building. Tenant shall pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon or against Tenant’s personal property. If any of Tenant’s personal property shall be assessed with the Land or the Building, Tenant shall pay to Landlord, as Additional Rent, the amounts attributable to Tenant’s personal property within thirty (30) days after receipt of a written statement from Landlord setting forth the amount of such taxes, assessments and public charges attributable to Tenant’s personal property. Tenant shall comply with the provisions of any Law which requires Tenant to file a report of Tenant’s personal property located on the Premises.
          7.2 Other Taxes Payable Separately by Tenant. Tenant shall pay (or reimburse Landlord, as Additional Rent, if Landlord is assessed), prior to delinquency or within thirty (30) days after receipt of Landlord’s statement thereof, any and all taxes, levies, assessments or surcharges payable by Landlord or Tenant and relating to this Lease or the Premises (other than Landlord’s net income, succession, transfer, gift, franchise, estate or inheritance taxes, and Taxes, as that term is defined in Paragraph 7.3(a) below, payable as a Common Area Charge), whether or not now customary or within the contemplation of the parties hereto, whether or not now in force or which may hereafter become effective, including but not limited to taxes:
               (a) Upon, allocable to, or measured by the area of the Premises or the Rentals payable hereunder, including without limitation any gross rental receipts, excise, or other tax levied by the state, any political subdivision thereof, city or federal government with respect to the receipt of such Rentals;
               (b) Upon or with respect to the use, possession occupancy, leasing, operation and management of the Premises or any portion thereof;
               (c) Upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; or
               (d) Imposed as a means of controlling or abating environmental pollution or the use of energy or any natural resource (including without limitation gas, electricity or water), including, without limitation, any parking taxes, levies or charges or vehicular regulations imposed by any governmental agency. Tenant shall also pay, prior to delinquency, all privilege, sales, excise, use, business, occupation, or other taxes, assessments, license fees, or charges levied, assessed or imposed upon Tenant’s business operations conducted at the Premises.
     In the event any such taxes are payable by Landlord and it shall not be lawful for Tenant to reimburse Landlord for such taxes, then the Rentals payable hereunder shall be increased to net Landlord the same net Rental after imposition of any such tax upon Landlord as would have been payable to Landlord prior to the imposition of any such tax.
          7.3 Common Taxes.
               (a) Definition of Taxes. The term “Taxes” as used in this Lease shall collectively mean (to the extent any of the following are not paid by Tenant pursuant to Paragraphs 7.1 and 7.2 above) all real estate taxes and general and special assessments (including, but not limited to, assessments for public improvements or benefit); personal property taxes; taxes based on vehicles utilizing parking areas on the Land; taxes computed or based on rental income or on the square footage of the Premises or the Building (including without limitation any municipal business tax but excluding federal, state and municipal net income taxes); environmental surcharges; excise taxes; gross rental receipts taxes; sales and/or use taxes; employee taxes; water and sewer taxes, levies, assessments and other charges in the nature of taxes or assessments (including, but not limited to, assessments for public improvements or benefit); and all other governmental, quasi-governmental or special district impositions of any kind and nature whatsoever; regardless of whether any of the foregoing are now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing and which during the Lease Term are laid, levied, assessed or imposed upon Landlord and/or become a lien upon or chargeable against any portion of the Project under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental, quasi-governmental or special district authority whatsoever. The term “environmental surcharges” shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or imposed by any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy or any natural resource in regard to the use, operation or occupancy of the Project. The term “Taxes” shall include (to the extent the same are not paid by Tenant pursuant to Paragraphs 7.1 and 7.2 above), without limitation, all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever upon or with respect to the use, possession, occupancy, leasing, operation or management of the Project or in lieu of or equivalent to any Taxes set forth in this Paragraph 7.3(a). In the event any such Taxes are payable by Landlord and it shall not be lawful for Tenant to reimburse Landlord for such Taxes, then the Rentals payable hereunder shall be increased to net Landlord the same net Rental after imposition of any such Tax upon Landlord as would have been payable to Landlord prior to the imposition of any such Tax.
Notwithstanding anything to the contrary contained in this Lease, neither the taxes payable by Tenant pursuant to Section 7.2 above or the term “Taxes” shall include (a) any tax, levy, assessment, charge or surcharge resulting from the contamination of real property by Hazardous Materials (unless such contamination is caused by Tenant), (b) interest or penalties for the late payment or failure to pay any real property taxes, (c) any tax or assessment in excess of the amount which would be payable if the tax or assessment were paid in installments over the longest possible term, or (d) any tax or assessment imposed on land and improvements other than the Project or imposed due to the use or occupancy of another tenant in the Project.
               (b) Common Area Charge. All Taxes which are levied or assessed or which become a lien upon any portion of the Project or which become due or accrue during the Lease Term shall be a Common Area Charge, and Tenant shall pay as Additional Rent each month during the Lease Term 1/12th of its annual share of such Taxes, based on Landlord’s estimate thereof, pursuant to Paragraph 12 below. Tenant’s share of Taxes during any partial tax fiscal year(s) within the Lease Term shall be prorated according to the ratio which the number of days during the Lease Term or of actual occupancy of the Premises by Tenant, whichever is greater, during such year bears to 365.
     8. Insurance; Indemnity; Waiver.
          8.1 Insurance by Landlord. Landlord shall, during the Lease Term, procure and keep in force the following insurance, the cost of which shall be a Common Area Charge, payable by Tenant pursuant to Paragraph 12 below:
               (a) Property Insurance. “All risk” property insurance, including, without limitation, boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief; full coverage plate glass insurance; and demolition, increased cost of construction and contingent liability from change in building laws on the Building and the Land, including any improvements or fixtures constructed or installed in the Building and on the Land by Landlord. Such insurance shall be in the full amount of the replacement cost of the foregoing, with reasonable deductible amounts, which deductible amounts shall be a Common Area Charge, payable by Tenant pursuant to Paragraph 12. Such insurance shall also include rental income insurance, insuring that one hundred percent (100%) of the Rentals (as the same may be adjusted hereunder) will be paid to Landlord for a period of up to twelve (12) months if the Premises are destroyed or damaged, or such longer period as may be required by any beneficiary of a deed of trust or any mortgagee of any mortgage affecting the Premises. Such insurance shall not cover any leasehold improvements installed in the Premises by Tenant at its expense, or Tenant’s equipment, trade fixtures, inventory, fixtures or personal property located on or in the Premises;
               (b) Liability Insurance. Comprehensive general liability (lessor’s risk) insurance against any and all claims for personal injury, death or property damage occurring in or about the Building or the Land. Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate; and
               (c) Other. Such other insurance as Landlord deems necessary and prudent.
          8.2 Insurance by Tenant. Tenant shall, during the Lease Term, at Tenant’s sole cost and expense, procure and keep in force the following insurance:

               (a) Personal Property Insurance. “All risk” property insurance, including, without limitation, coverage for vandalism; malicious mischief; and demolition, increased cost of construction and contingent liability from changes in building laws on all leasehold improvements installed in the Premises by Tenant at its expense but not including the Interior Work, and on all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereinafter constructed or installed on the Premises by Tenant. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO all risk form, when such form is supplemented with the coverages required above.
               (b) Liability Insurance. Comprehensive general liability insurance for the mutual benefit of Landlord and Tenant, against any and all claims for personal injury, death or property damage occurring in or about the Premises and Common Area or arising out of Tenant’s or Tenant’s agents’ use of the Common Area, use or occupancy of the Premises or Tenant’s operations on the Premises. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) aggregate. Such insurance shall contain a cross-liability (severability of interests) clause and an extended (“broad form”) liability endorsement, including blanket contractual coverage. The minimum limits specified above are the minimum amounts required by Landlord, and may be revised by Landlord from time to time to meet changed circumstances, including without limitation to reflect (i) changes in the purchasing power of the dollar, (ii) changes indicated by the amount of plaintiffs’ verdicts in personal injury actions in the State of California, or (iii) changes consistent with the standards required by other landlords in the county in which the Premises are located. Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance (if any) shall be in excess thereto. Tenant’s obligations pursuant to Paragraph 8.4 shall not be limited to the amount of any insurance required of or carried by Tenant under this Paragraph 8.2(b). Tenant shall be responsible for insuring that the amount of insurance maintained by Tenant is sufficient for Tenant’s purposes.
               (c) Other. Such other insurance as required by law, including, without limitation, workers’ compensation insurance.
               (d) Form of the Policies. The policies required to be maintained by Tenant pursuant to Paragraphs 8.2(a), (b), and (c) above shall be with companies, on forms, with deductible amounts (if any), and loss payable clauses reasonably satisfactory to Landlord, shall include Landlord and the beneficiary or mortgagee of any deed of trust or mortgage encumbering the Premises and/or the Land as additional insureds, and shall provide that such parties may, although additional insureds, recover for any loss suffered by Tenant’s negligence. Tenant shall (i) deliver certified copies of policies or certificates of insurance to Landlord prior to the Commencement Date; and (ii) use commercially reasonable efforts to deliver a new policy or certificate to Landlord at least fifteen (15) business days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and Common Area and to Tenant as required by this Lease. Tenant shall notify Landlord and any beneficiary or mortgagee of a deed of trust or mortgage encumbering the Premises and/or the Land in writing of any lapse or termination of any policy and at least thirty (30) days prior to any cancellation or modification of any policy. Tenant’s policies shall provide coverage on an occurrence basis and not on a claims made basis. In no event shall the limits of any policies maintained by Tenant be considered as limiting the liability of Tenant under this Lease.
          8.3 Failure by Tenant to Obtain Insurance. If Tenant does not take out the insurance required pursuant to Paragraph 8.2 or keep the same in full force and effect, Landlord may, but shall not be obligated to, take out the necessary insurance and pay the premium therefor, and Tenant shall repay to Landlord, as Additional Rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including reasonable attorneys’ fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance, it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon.
          8.4 Indemnification. Tenant shall indemnify, hold harmless, and defend Landlord with competent counsel against all claims, losses, damages, expenses or liabilities for injury or death to any person or for damage to or loss of use of any property arising out of any occurrence in, on or about the Premises, Building, Common Area or Land, if caused or contributed to by the negligence or willful misconduct of Tenant or Tenant’s agents, or arising out of any occurrence under the control of Tenant in, upon or at the Premises except where such claim arises out of Landlord’s negligence or willful misconduct, or that of its agents, employees, contractors or invitees. Tenant’s indemnification, defense and hold harmless obligations under this Lease shall include and apply to reasonable attorneys’ fees, investigation costs, and other costs actually incurred by Landlord. The provisions of this Paragraph 8.4 shall survive Lease Termination with respect to any damage, injury or death occurring prior to such termination. Except as set forth in this Paragraph 8.4, this Lease is made on the express condition that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, occupational safety or occupancy of the Premises specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant’s agents.
          8.5 Claims by Tenant. Except as expressly provided in Paragraph 8.4, Landlord shall not be liable to Tenant, and Tenant waives all claims against Landlord, for injury or death to any person, damage to any property, or loss of use of any property in any portion of the Project by and from all causes, including without limitation, any defect in any portion of the Project and/or any damage or injury resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Premises, or from breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether the damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources. Neither Landlord nor Tenant shall be liable for any damages arising from any act or negligence of any other tenant or user of the Project. Tenant or Tenant’s agents shall immediately notify Landlord in writing of any known defect in the Project. The provisions of this Paragraph 8.5 shall not apply to any damage or injury caused by Landlord’s willful misconduct or negligence, or that of its agents, employees, contractors or invitees.
          8.6 Mutual Waiver of Subrogation. Landlord hereby releases Tenant, and Tenant hereby releases Landlord, and their respective officers, agents, employees and servants, from any and all claims or demands of damages, loss, expense or injury to the Project, or to the furnishings, fixtures, equipment, inventory or other property of either Landlord or Tenant in, about or upon the Project, which is caused by or results from perils, events or happenings which are the subject of insurance actually carried or required to be carried by the respective parties pursuant to this Paragraph 8, whether due to the negligence of the other party or its agents and regardless of cause or origin; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss, to the extent such insurance is not prejudiced thereby, and to the extent insured against.
     9. Utilities. Tenant shall pay during the Lease Term all charges for water, gas, light, heat, power, electricity, telephone or other communication service, janitorial service, trash pick-up, sewer and all other services supplied to Tenant or consumed by Tenant on the Premises (collectively the “Services”) and all taxes, levies, fees or surcharges therefor. Tenant shall arrange for Services to be supplied to the Premises and shall contract for all of the Services in Tenant’s name prior to the Commencement Date. The Commencement Date shall not be delayed by reason of any failure by Tenant to so contract for Services. In the event that any of the Services are not separately billed or metered to the Premises, or if any of the Services are not separately metered as of the Commencement Date, the cost of such Services shall be a Common Area Charge and Tenant shall pay, as Additional Rent, Tenant’s proportionate share of such cost to Landlord as provided in Paragraph 12 below, except that if any meter services less than the entire Building, Tenant’s proportionate share of the costs measured by such meter shall be based upon the square footage of the gross leasable area in the Premises as a percentage of the total square footage of the gross leasable area of the portion of the Building serviced by such meter. If Landlord determines that Tenant is using a disproportionate amount of any commonly metered Services or an amount in excess of the customary amount of any Services ordinarily furnished for use of the Premises in accordance with the uses set forth in Paragraph 6 above, then Landlord may elect to periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s estimate of the cost of Tenant’s excess use of any or all such Services. The lack or shortage of any Services due to any cause whatsoever (except for a lack or shortage proximately caused by the negligent acts or willful misconduct Landlord or that of its agents, employees, contractors or invitees) shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rentals due hereunder, all without diminution, credit or deduction, except where the lack or shortage of gas, light, heat, power or electricity exceeds fifteen (15) consecutive business days.
     10. Repairs and Maintenance.

          10.1 Landlord’s Responsibilities. Subject to the provisions of Paragraph 15 below, Landlord shall maintain in reasonably good order and repair the structural roof, roof membrane, structural and exterior walls (including painting thereof), foundations of the Building. In addition, Landlord shall maintain the service contract (covering periodic inspection and servicing) for the heating and air conditioning systems of the Premises. Tenant shall give prompt written notice to Landlord of any known maintenance work required to be made by Landlord pursuant to this Paragraph 10.1. Notwithstanding the foregoing, the costs of (i) repairs and maintenance of the roof membrane, (ii) periodic inspection and regular servicing of the heating and air conditioning systems of the Premises, and (iii) painting the exterior of the Premises which are the obligation of Landlord hereunder shall be a Common Area Charge and Tenant shall pay, as Additional Rent, Tenant’s share of such costs to Landlord as provided in Paragraph 12 below. Subject to Section 12.3(l) below, the costs of maintenance, repair, and replacement of the structural parts of the Premises and the Building (including foundations, floor slab, load bearing walls and roof structure) which are the obligation of Landlord hereunder shall be at the cost and expense of Landlord and shall not be a Common Area Charge, except for any repairs required because of the wrongful act of Tenant or Tenant’s agents, which repairs shall be made at the expense of Tenant and as Additional Rent.
          10.2 Tenant’s Responsibilities. Except as expressly provided in Paragraph 10.1 above, and subject to the provisions of Paragraph 2.3 above, Tenant shall, at its sole cost, maintain the entire Premises and every part thereof, including without limitation, windows, skylights, window frames, plate glass, freight docks, doors and related hardware, interior walls and partitions, and the electrical, plumbing, lighting, heating and air conditioning systems in good order, condition and repair. Tenant’s obligations with respect to the heating and air conditioning systems of the Premises shall include the replacement of components thereof. If Tenant fails to make repairs or perform maintenance work required of Tenant hereunder within thirty (30) days after written notice from Landlord specifying the need for such repairs or maintenance work, Landlord or Landlord’s agents may, in addition to all other rights and remedies available hereunder or by law and without waiving any alternative remedies, enter into the Premises after providing Tenant at least two (2) business day prior notice, except for an emergency and make such repairs and/or perform such maintenance work. If Landlord makes such repairs and/or performs such maintenance work, Tenant shall reimburse Landlord upon demand and as Additional Rent, for the reasonable cost of such repairs and/or maintenance work. Landlord shall use reasonable efforts to avoid causing any inconvenience to Tenant or interference with the use of the Premises by Tenant or Tenant’s agents during the performance of any such repairs or maintenance. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant or Tenant’s agents as a result of Landlord performing any such repairs or maintenance (except for the negligent acts or willful misconduct Landlord or that of its agents, employees, contractors or invitees). Tenant shall reimburse Landlord, as Additional Rent, for the cost of damage to the Project caused by Tenant or Tenant’s agents within thirty (30) days of receipt of written notice.
     11. Common Area.

          11.1 In General. Subject to the terms and conditions of this Lease and such rules and regulations as Landlord may from time to time prescribe, Tenant and Tenant’s agents shall have, in common with tenants of the other building of the Project and other permitted users, the nonexclusive right to use during the Lease Term the access roads, parking areas, sidewalks, landscaped areas and other facilities on the Land designated by Landlord for the general use and convenience of the occupants of the Building and other authorized users, which areas and facilities are referred to herein as the “Common Area.” This right to use the Common Area shall terminate upon Lease Termination. Landlord reserves the right to promulgate such reasonable rules and regulations relating to the use of all or any portion of the Common Area and to amend such rules and regulations from time to time with or without advance notice, as Landlord may deem appropriate for the best interests of the occupants of the Building and other authorized users. Any amendments to the rules and regulations shall be effective as to Tenant, and binding on Tenant, upon delivery of a copy of such rules and regulations to Tenant. Tenant and Tenant’s agents shall observe such rules and regulations and any failure by Tenant or Tenant’s agents to observe and comply with the rules and regulations shall be a Default by Tenant. Landlord shall not be responsible for the nonperformance of the rules and regulations by any tenants or occupants of the Building or other authorized users, nor shall Landlord be liable to Tenant by reason of the noncompliance with or violation of the rules and regulations by any other tenant or user.
          11.2 Parking Areas. At no cost to Tenant, Tenant is allocated and Tenant and Tenant’s employees and invitees shall have the right to use not more than the number of parking spaces set forth in Paragraph 1.13, the location of which may be designated from time to time by Landlord; provided that the Visitor Parking Spaces and the Designated Employee Parking Spaces shall be in a location reasonably acceptable to Tenant. Except for the Visitor Parking Spaces and the Designated Employee Parking Spaces, Tenant’s use of the parking spaces shall be on a non-exclusive basis. Neither Tenant nor Tenant’s agents shall at any time use more parking spaces than the number so allocated to Tenant or park or permit the parking of their vehicles in any portion of the Land not designated by Landlord as a parking area. Tenant and Tenant’s agents shall not have the exclusive right to use any specific parking space except for the Visitor Parking Spaces and the Designated Employee Parking Spaces as provided herein. Notwithstanding the number of parking spaces designated for Tenant’s use, in the event by reason of any Law relating to or affecting parking on the Land, or any other cause beyond Landlord’s reasonable control, Landlord is required to reduce the number of parking spaces on the Land, Landlord shall have the right to proportionately reduce the number of Tenant’s parking spaces and the nonexclusive parking spaces of other tenants in the Building. Landlord reserves the right to promulgate such reasonable rules and regulations relating to the use of such parking areas on the Land as Landlord may deem appropriate. Landlord furthermore reserves the right, after having given Tenant prior written notice at least two (2) business days in advance, to have any vehicles owned by Tenant or Tenant’s agents which are parked in violation of the provisions of this Paragraph 11.2 or in violation of Landlord’s rules and regulations relating to parking, to be towed away and Tenant shall pay the reasonable costs thereof. In the event Landlord elects or is required by any law to limit or control parking on the Land, by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Landlord. Provided that Tenant’s use, occupancy and enjoyment of the Premises or access to the Premises is not unreasonably interfered with, Landlord shall have the right to close, at reasonable times, all or any portion of the parking areas for any reasonable purpose, including without limitation, the prevention of a dedication thereof, or the accrual of rights of any person or public therein. Tenant and Tenant’s agents shall not at any time park or permit the parking of (i) trucks or other vehicles (whether owned by Tenant or other persons) adjacent to any loading areas so as to interfere in any manner with the use of such areas, (ii) Tenant’s or Tenant’s agents’ vehicles or trucks, or the vehicles or trucks of Tenant’s suppliers or others, in any portion of the Common Area not designated by Landlord for such use by Tenant, or (iii) any inoperative vehicles or equipment on any portion of the Common Area.
          11.3 Maintenance by Landlord. Landlord shall maintain the Common Area in good repair and condition and shall manage the Common Area to reasonable and customary standards. The expenditures for such maintenance shall be at the reasonable discretion of Landlord. The cost of such maintenance, operation and management shall be a “Common Area Charge,” and Tenant shall pay to Landlord, as Additional Rent, Tenant’s share of such costs as provided in Paragraph 12 below.
     12. Common Area Charges.
          12.1 Definition. “Common Area Charge” or “Common Area Charges” as used in this Lease shall mean and include all items identified in other paragraphs of this Lease as a Common Area Charge and the total cost paid or incurred by Landlord for the operation, maintenance, repair, and management of the Project which costs shall include, without limitation: the cost of Services and utilities supplied to the Project (to the extent the same are not separately charged or metered to tenants of the Building); water; sewage; trash removal; fuel; electricity; heat; lighting systems; fire protection systems; storm drainage and sanitary sewer systems; periodic inspection and regular servicing of the heating and air conditioning systems of the Premises; maintaining, repairing and replacing the roof membrane; property and liability insurance covering the Building and the Land and any other insurance carried by Landlord pursuant to Paragraph 8 above; window cleaning; cleaning, sweeping, striping, resurfacing of parking and driveway areas; cleaning the Common Area following storms or other severe weather; cleaning and repairing of sidewalks, curbs, stairways; costs related to irrigation systems and Project signs; fees for licenses and permits required for the operation of the Project; the cost of complying with Laws, including, without limitation, maintenance, alterations and repairs required in connection therewith (subject to the provisions of Paragraph 12.3 hereof); costs related to landscape maintenance; and the cost of contesting the validity or applicability of any governmental enactments which may affect Common Area Charges. If the Project contains more than one (1) building at any time during the Lease Term, then the term “Common Area Charges” shall mean and include all of the Common Area Charges allocable to the Building and a proportionate share (based on the square footage of gross leasable area in the Building as a percentage of the total of square footage of gross leasable area of the buildings in the Project at the time in question) of all Common Area Charges which are related to the Project in general and are not allocated to any one building in the Project. Common Area Charges shall also include a management fee to Landlord in an amount equal to three percent (3%) of the annual Rent.

Subject to the provisions of Section 2.3 hereof, the cost of (i) capital repair items (i.e., items which Landlord is required to capitalize and not expense in the current year for federal income tax purposes), (ii) replacement of the roof membrane, (iii) resurfacing the parking lot, and (iv) repainting the exterior of the Building, shall be amortized at ten percent (10%) over the useful life of the repair or item, and be paid monthly by Tenant from the date of installation or repair through Lease Termination, all in accordance with generally recognized real estate industry practices. Specifically, capital repairs or replacements to the roof and/or the HVAC shall be amortized over a fifteen (15) year period.
     The specific examples of Common Area Charges stated in this Paragraph 12.1 are in no way intended to and shall not limit the costs comprising Common Area Charges, nor shall such examples be deemed to obligate Landlord to incur such costs or to provide such services or to take such actions except as Landlord may be expressly required in other portions of this Lease, or except as Landlord, in its reasonable discretion, may elect. All reasonable costs incurred by Landlord in good faith for the operation, maintenance, repair and management of the Project shall be deemed conclusively binding on Tenant.
     Notwithstanding anything to the contrary contained in this Lease, within sixty (60) days after receipt by Tenant of Landlord’s Statement (as defined below) of Common Area Charges prepared pursuant to Paragraph 12.2 hereof for any prior annual period during the Lease Term, Tenant or its authorized representative shall have the right to inspect the books of Landlord during the business hours of Landlord at Landlord’s office or, at Landlord’s option, such other location as Landlord reasonably may specify, for the purpose of verifying the information contained in the Statement. Unless Tenant asserts specific errors within sixty (60) days after receipt of the statement, the statement shall be deemed correct as between Landlord and Tenant, except as to individual components subsequently determined to be in error by future audit. In addition, if the Statement exceeds the actual Common Area Charges which should have been charged to Tenant by more than five percent (5%), the cost of the audit shall be paid by Landlord.
          12.2 Payment of Common Area Charges by Tenant. Prior to the Commencement Date, and annually thereafter, Landlord shall deliver to Tenant an estimate of Common Area Charges for the succeeding year. Tenant’s payment of Common Area Charges shall be based upon Landlord’s estimate of Common Area Charges and shall be payable in equal monthly installments in advance on the first day of each calendar month commencing on the date specified in Paragraph 1.6 and continuing throughout the Lease Term. Tenant shall pay to Landlord, as Additional Rent and without deduction or offset, an amount equal to Tenant’s percentage share (stated in Paragraph 1.10 above) of the Common Area Charges.
     Landlord shall revise its estimate of Common Area Charges on an annual basis, and Landlord may adjust the amount of Tenant’s monthly installment in the event of a material change in Common Area Charges during any year. Landlord shall furnish Tenant an annual statement (a “Statement”) (and a Statement within one hundred eighty (180) days after Lease Termination) showing the actual Common Area Charges for the period to which Landlord’s estimate pertains and shall concurrently either bill Tenant for the balance due (payable upon demand by Landlord) or credit Tenant’s account for the excess previously paid.

     Alternatively, Common Area Charges actually incurred or paid by Landlord but not theretofore billed to Tenant, as invoiced by Landlord shall be payable by Tenant within thirty (30) days after receipt of Landlord’s invoice, but not more often than once each calendar month.
     Notwithstanding the foregoing provisions of this Paragraph 12, Landlord and Tenant agree that if Landlord incurs any costs for insurance, Services, repairs or maintenance exclusively for or to the Premises or for less than all the tenants of the Building and such costs are Common Area Charges, or if any improvements installed in the Premises by Tenant or Landlord are valued by the assessor disproportionately higher than those of any other tenants in the Building, then Tenant’s share of such Common Area Charges shall be equitably increased by Landlord to reflect the portion of any such costs or taxes incurred by Landlord in regard to the Premises, and Tenant shall pay the same to Landlord as Additional Rent.
          12.3 Exclusions From Common Area Charges. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant have any obligation to perform, to pay directly, or to reimburse Landlord for, all or any portion of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, commissions, charges, disbursements, attorneys’ fees, experts’ fees, costs and expenses (collectively, “Costs”).
               (a) Losses Caused by Others and Construction Defects. Costs occasioned by the act, omission or violation of Law by Landlord, any other occupant of the Project, or their respective agents, employees or contractors, or Costs to correct any construction defect in the Premises (other than alterations constructed by Tenant), Building or Project, or costs arising out of the failure to construct the Building, Premises, tenant improvements installed by Landlord pursuant to Paragraph 2.2, or Common Areas in accordance with Laws and private restrictions applicable at the time of construction thereof.
               (b) Condemnation and Insurance Costs. Costs occasioned by the exercise of the power of eminent domain, or increases in insurance Costs caused by the activities of other occupant(s) of the Project.
               (c) Reimbursable Expenses. Costs for which Landlord has a right of reimbursement from others, or Costs which Tenant pays directly to a third person.
               (d) Utilities or Services. Costs (i) arising from the disproportionate use of any utility or service supplied by Landlord to any other occupant of the Project; or (ii) associated with utilities and services of a type not provided to Tenant.
               (e) Leasing Expenses. Costs incurred in connection with negotiations or disputes with other occupant(s) of the Project, and Costs arising from the violation by Landlord or any occupant of the Project (other than Tenant) of the terms and conditions of any lease or other agreement.
               (f) Reserves. Depreciation, amortization or other expense reserves.

               (g) Mortgages. Interest, charges and fees incurred on debt, payments or mortgages and rent under ground leases.
               (h) Hazardous Materials. Costs incurred to investigate the presence of any Hazardous Material, Costs to respond to any claim of Hazardous Material contamination or damage, Costs to remove any Hazardous Material from the Premises, Building or Project or to remediate any Hazardous Material contamination, and any judgments or other Costs incurred in connection with any Hazardous Material exposure or release, except to the extent such Costs are incurred by Landlord in accordance with Paragraph 6.4 or incurred by Landlord or caused by reason of the storage, use or disposal of the Hazardous Material in question by Tenant, its agents, employees, contractors or invitees.
               (i) Management. Wages, salaries, compensation and labor burden for any employee not stationed on the Project on a full-time basis, or any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Project in excess of the management fee specified in Paragraph 12.1.
               (j) Capital Improvements Required by Law. Costs for structural alterations required by Law that do not relate solely to Tenant’s particular use or occupancy of the Premises, and Costs of retrofitting any part of the Project, other than the Premises, in order to comply with the ADA in connection with the leasing or alteration of portions of the Project other than the Premises.
               (k) Damage Caused by Landlord. The cost of damage and repairs necessitated by the negligence or willful misconduct of Landlord or of Landlord ‘s agents, employees, contractors or invitees.
               (l) Deductibles. Any deductible on Lessor’s insurance policy in excess of Five Thousand Dollars ($5,000).
               (m) Earthquake Insurance. Any insurance premiums for earthquake insurance on the Building or the Project.
     13. Alterations and Improvements.
          13.1 In General. Except as hereinafter provided, Tenant shall not make, or permit to be made, any alterations, removals, changes, enlargements, improvements or additions (collectively “Alterations”) in, on, about or to the Premises, or any part thereof, including Alterations required pursuant to Paragraph 6.2, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed) and without acquiring and complying with the conditions of all permits required for such Alterations by any governmental authority having jurisdiction thereof. Without the consent of Landlord but with notice to Landlord, Tenant may make non-structural Alterations to the interior of the Building providing that the cost of any such event of Alteration does not exceed $10,000 and providing that Tenant complies with the other requirements of this provision. The term “Alterations” as used in this Paragraph 13 shall also include all heating, lighting, electrical (including all wiring, conduit outlets, drops, buss ducts, main and subpanels), air conditioning and partitioning in the Premises made by Tenant regardless of how affixed to the Premises. As a condition to the giving of its consent, Landlord may impose such reasonable requirements as Landlord reasonably may deem necessary, including without limitation, the manner in which the work is done; a right of approval of the contractor by whom the work is to be performed; the times during which the work is to be accomplished; the requirement that Tenant post a completion bond in an amount and form reasonably satisfactory to Landlord; and the requirement that Tenant reimburse Landlord, as Additional Rent, for Landlord’s actual costs for outside consultants incurred in reviewing any proposed Alteration(provided such costs shall not exceed a total amount of One Thousand Five Hundred Dollars ($1,500)), whether or not Landlord’s consent is granted. In the event Landlord consents to the making of any Alterations by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, in accordance with the plans and specifications approved by Landlord and in a manner causing Landlord and Landlord’s agents and other tenants of the Project the least interference and inconvenience practicable under the circumstances. Tenant shall give written notice to Landlord five days prior to employing any laborer or contractor to perform services related to, or receiving materials for use upon the Premises, and prior to the commencement of any work of improvement on the Premises. Any Alterations to the Premises made by Tenant shall be made in accordance with applicable Laws and in a first-class workmanlike manner. In making any such Alterations, Tenant shall, at Tenant’s sole cost and expense, file for and secure and comply with any and all permits or approvals required by any governmental departments or authorities having jurisdiction thereof and any utility company having an interest therein. In no event shall Tenant make any structural changes to the Premises or make any changes to the Premises which would weaken or impair the structural integrity of the Building.
          13.2 Removal Upon Lease Termination. At the time of Landlord’s consent, as required by Section 13.1 above, Landlord shall notify Tenant in writing whether or not Tenant shall be obligated to remove all or any portion of the Alterations that are the subject of such consent and repair any damage occasioned by such removal prior to the expiration or earlier termination of the Lease Term. In the event Landlord fails to provide the notification described in the foregoing sentence on the date Landlord delivers its consent to Tenant, Landlord shall be deemed to have elected that Tenant be obligated to remove the Alterations that are the subject of such consent. If Landlord elects or is deemed to have elected to require Tenant to remove such Alterations, Tenant shall, at its sole cost and expense, remove at Lease Termination such Alterations designated by Landlord for removal and repair all damage to the Project arising from such removal. In the event Tenant fails to remove any such Alterations designated by Landlord for removal, Landlord may remove any Alterations made to the Premises by Tenant, restore the Premises to their prior condition and repair all damage to the Premises and Common Area arising from such removal, and may recover from Tenant all reasonable costs and expenses actually incurred thereby, together with an amount equal to the fair rental value of the Premises for the period of time required for Landlord to accomplish such removal and restoration. Tenant’s obligation to pay such costs and expenses to Landlord shall survive Lease Termination.

Unless Landlord elects to have Tenant remove or if Landlord fails to timely elect that Tenant remove any such Alterations, all such Alterations, except for moveable furniture, personal property and equipment, and trade fixtures of Tenant not affixed to the Premises, shall become the property of Landlord upon Lease Termination (without any payment therefor) and remain upon and be surrendered with the Premises at Lease Termination.
          13.3 Landlord’s Improvements. All fixtures, improvements or equipment which are installed, constructed on or attached to the Premises, Building or Common Area by Landlord, including the Interior Work and the Exterior Work, shall be a part of the realty and belong to Landlord.
     14. Default and Remedies.
          14.1 Events of Default. The term “Default by Tenant” as used in this Lease shall mean the occurrence of any of the following events:
               (a) Tenant’s failure to pay when due any Rentals if such failure is not cured within five (5) business days after written notice from Landlord to Tenant that such sums are due;
               (b) Commencement and continuation for at least sixty (60) days of any case, action or proceeding by, against or concerning Tenant under any federal or state bankruptcy, insolvency or other debtor’s relief law, including without limitation, (i) a case under Title 11 of the United States Code concerning Tenant, whether under Chapter 7, 11, or 13 of such Title or under any other Chapter, or (ii) a case, action or proceeding seeking Tenant’s financial reorganization or an arrangement with any of Tenant’s creditors;
               (c) Voluntary or involuntary appointment of a receiver, trustee, keeper or other person who takes possession for more than sixty (60) days of substantially all of Tenant’s assets or of any asset used in Tenant’s business on the Premises, regardless of whether such appointment is as a result of insolvency or any other cause;
               (d) Execution of an assignment for the benefit of creditors of substantially all assets of Tenant available by law for the satisfaction of judgment creditors;
               (e) Commencement of proceedings for winding up or dissolving (whether voluntary or involuntary) the entity of Tenant, if Tenant is a corporation or a partnership;
               (f) Levy of a writ of attachment or execution on Tenant’s interest under this Lease, if such writ continues for a period of thirty (30) days;
               (g) Transfer or attempted Transfer of this Lease or the Premises by Tenant contrary to the provisions of Paragraph 24 below; or

               (h) Breach by Tenant of any term, covenant, condition, warranty, or other provision contained in this Lease or of any other obligation owing or due to Landlord.
Notwithstanding the foregoing, in no event shall a Default by Tenant be deemed to have occurred with respect the breaches referred to in subparagraphs 14.1(b) though 14.1(h) above except as follows: (i) with respect to the breaches referred to in subparagraphs 14.1(d), (e), (g) and (h), such breach is not cured within thirty (30) days after delivery of written notice by Landlord to Tenant specifying such breach (or if a default under subparagraph 14.1(h) cannot be reasonably cured within thirty (30) days, if Tenant does not commence to cure the default within the thirty (30) day period or does not diligently and in good faith prosecute the cure to completion), or, (ii) with respect to the defaults specified in subparagraphs 14.1(b), (c) and (f) such default is not cured within the respective time periods specified in those subparagraphs.
          14.2 Remedies. Upon any Default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law, to which Landlord may resort cumulatively, or in the alternative:
               14.2.1 Termination. Upon any Default by Tenant, Landlord shall have the right (but not the obligation) to terminate this Lease and Tenant’s right to possession of the Premises. The parties agree that any written notice given by Landlord to Tenant pursuant to Paragraph 14.1 above shall be sufficient notice for purposes of California Code of Civil Procedure Section 1161 and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Upon termination of this Lease and Tenant’s right to possession of the Premises, Landlord shall have the right to recover from Tenant:
               (a) The unpaid Rentals which had been earned at the time of termination;
(b) The Rentals which would have been earned after termination for the balance of the Lease Term, except for any amount that exceed the amount of such rental loss that Tenant proves could have been reasonably avoided;
               (c) The following amounts:
                    (i) Expenses in retaking possession of the Premises;
                    (ii) Expenses for cleaning, repairing or restoring the Premises;
                    (iii) Any unamortized real estate brokerage commission paid in connection with this Lease;
                    (iv) Reasonable expenses for removing, transporting, and storing any of Tenant’s property left at the Premises (although Landlord shall have no obligation to remove, transport, or store any such property);

                    (v) Reasonable expenses of reletting the Premises, including without limitation, reasonable brokerage commissions and reasonable attorneys’ fees;
                    (vi) Reasonable attorneys’ fees and court costs; and
                    (vii) Reasonable costs of carrying the Premises such as repairs, maintenance, taxes and insurance premiums, utilities and security precautions (if any).
               14.2.2 Continuance of Lease. Upon any Default by Tenant and unless and until Landlord elects to terminate this Lease pursuant to Paragraph 14.2.1 above, this Lease shall continue in effect after the Default by Tenant and Landlord may enforce all its rights and remedies under this Lease, including without limitation, the right to recover payment of Rentals as they become due. Neither efforts by Landlord to mitigate damages caused by a Default by Tenant nor the acceptance of any Rentals shall constitute a waiver by Landlord of any of Landlord’s rights or remedies, including the rights and remedies specified in Paragraph 14.2.1 above.
     15. Damage or Destruction.
          15.1 Definition of Terms. For the purposes of this Lease, the term: (a) ”Insured Casualty” means damage to or destruction of the Premises from a cause actually insured against, or required by this Lease to be insured against; and (b) ”Uninsured Casualty” means damage to or destruction of the Premises from a cause not actually insured against and not required by this Lease to be insured against.
          15.2 Insured Casualty.
               15.2.1 Rebuilding Required. In the event of an Insured Casualty where the extent of damage or destruction is less than twenty-five percent (25%) of the then full replacement cost of the Premises, Landlord shall rebuild or restore the Premises to the condition existing immediately prior to the damage or destruction and that there exist no governmental codes or regulations that would interfere with Landlord’s ability to so rebuild or restore.
               15.2.2 Landlord’s Election. In the event of an Insured Casualty where the extent of damage or destruction is equal to or greater than twenty-five percent (25%) of the then full replacement cost of the Premises, Landlord may, at its option and at its sole discretion, rebuild or restore the Premises to the condition existing immediately prior to the damage or destruction, or terminate this Lease. Landlord shall notify Tenant in writing within sixty (60) days after the event of damage or destruction of Landlord’s election to either rebuild or restore the Premises or terminate this Lease.
               15.2.3 Continuance of Lease. Subject to Tenant’s right to terminate this Lease pursuant to Section 15.4 below, if Landlord is required to rebuild or restore the Premises pursuant to

Paragraph 15.2.1 or if Landlord elects to rebuild or restore the Premises pursuant to Paragraph 15.2.2 or Paragraph 15.3.2 below, this Lease shall remain in effect and Rental shall be proportionately reduced during any period of repair or restoration based upon the extent to which the damage or destruction interferes with Tenant’s business conducted in the Premises, as reasonably determined by Landlord and Tenant, and Tenant shall have no other claim against Landlord for compensation for inconvenience or loss of business during any period of repair or restoration.
          15.3 Uninsured Casualty.
               15.3.1 Damage Less than $100,000. In the event of an Uninsured Casualty, where the extent of damage or destruction to the Premises is less than One Hundred Thousand Dollars ($100,000), as determined in the reasonable opinion of Landlord’s architect or construction consultants (which opinion shall be delivered in writing to Tenant within thirty (30) days following any damage or destruction that is subject to this Section 15.3.1), Landlord shall rebuild or restore the Premises as soon as reasonably possible at Landlord’s expense (unless the damage or destruction was caused by a negligent or willful act of Tenant, in which event Tenant shall pay all costs of rebuilding or restoring), in which event this Lease shall continue in full force and effect.
               15.3.2 Damage Equal to or Greater than $100,000. In the event of an Uninsured Casualty where the extent of damage or destruction is equal to or greater than One Hundred Thousand Dollars ($100,000), as determined in the reasonable opinion of Landlord’s architect or construction consultants (which opinion shall be delivered in writing to Tenant within thirty (30) days following any damage or destruction that is subject to this Section 15.3.2), Landlord may elect to (i) rebuild or restore the Premises as soon as reasonably possible at Landlord’s expense (unless the damage or destruction was caused by a negligent or willful act of Tenant, in which event Tenant shall pay all costs of rebuilding or restoring), in which event this Lease shall continue in full force and effect or (ii) terminate this Lease, in which event Landlord shall give written notice to Tenant within sixty (60) days after the event of damage or destruction of Landlord’s election to terminate this Lease as of the date of the event of damage or destruction, and if the damage or destruction was caused by a negligent or willful act of Tenant, Tenant shall be liable therefor.
          15.4 Tenant’s Election. Notwithstanding anything to the contrary contained in this Paragraph 15, Tenant may elect to terminate this Lease in the event the Premises are damaged or destroyed and, in the reasonable opinion of Landlord’s architect or construction consultants (which opinion shall be delivered in writing to Tenant within thirty (30) days following any damage or destruction that is subject to this Section 15), the restoration of the Premises cannot be substantially completed within one hundred eighty (180) days after the event of damage or destruction. Tenant’s election shall be made by written notice to Landlord within thirty (30) days after Tenant receives from Landlord the estimate of the time needed to complete repair or restoration of the Premises. If Tenant does not deliver said notice within said thirty (30) day period, Tenant may not later terminate this Lease even if substantial completion of the rebuilding or restoration occurs subsequent to said one hundred eighty (180) day period, provided that Landlord is proceeding with diligence to rebuild or restore the Premises. If Tenant delivers said notice within said thirty (30) day period, this Lease shall terminate as of the date of the event of damage or destruction.
          15.5 Damage or Destruction Near End of Lease Term. Notwithstanding anything to the contrary contained in this Paragraph 15, in the event the Premises are damaged or destroyed in whole or in part (regardless of the extent of damage) from any cause during the last twelve (12) months of the Lease Term, Landlord or Tenant may, at its option, terminate this Lease as of the date of the event of damage or destruction by giving written notice to the other of its election to do so within thirty (30) days after the event of such damage or destruction. For purposes of this Paragraph 15.5, if Tenant has been granted an option to extend or renew the Lease Term pursuant to another provision of this Lease, then the damage or destruction shall be deemed to have occurred during the last twelve (12) months of the Lease Term if Tenant fails to exercise its option to extend or renew within twenty (20) days after the event of damage or destruction.
          15.6 Termination of Lease. If the Lease is terminated pursuant to this Paragraph 15, the unused balance of the Security Deposit shall be refunded to Tenant. The current Rent shall be proportionately reduced during the period following the event of damage or destruction until the date on which Tenant surrenders the Premises, based upon the extent to which the damage or destruction interferes with Tenant’s business conducted in the Premises, as reasonably determined by Landlord and Tenant. All other Rentals due hereunder shall continue unaffected during such period. The proceeds of insurance carried by Tenant pursuant to Paragraph 8.2 shall be paid to Landlord and Tenant, as their interests appear.
          15.7 Abatement of Rentals. If the Premises are to be rebuilt or restored pursuant to this Paragraph 15, the then current Rentals shall be proportionately reduced during the period of repair or restoration, based upon the extent to which the making of repairs interferes with Tenant’s business conducted in the Premises, as reasonably determined by Landlord and Tenant, to the extent such loss is covered as an insured peril by the insurance carried, or required to be carried, by Landlord pursuant to Paragraph 8.1.
          15.8 Liability for Personal Property. Except for the breach of this Lease by Landlord or the negligent acts or willful misconduct of Landlord or that of its agents, employees, contractors or invitees, in no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to any Alterations to the Premises made by Tenant, trade fixtures, equipment, merchandise, furniture, or any other property installed by Tenant or at the expense of Tenant. If Landlord or Tenant do not elect to terminate this Lease pursuant to this Paragraph 15, Tenant shall be obligated to promptly rebuild or restore the same to the condition existing immediately prior to the damage or destruction in accordance with the provisions of Paragraph 13.1.
     16. Condemnation.

          16.1 Definition of Terms. For the purposes of this Lease, the term: (a) ”Taking” means a taking of the Premises, Common Area (including the parking areas) or Building or damage related to the exercise of the power of eminent domain and includes, without limitation, a voluntary conveyance, in lieu of court proceedings, to any agency, authority, public utility, person or corporate entity empowered to condemn property; (b) ”Total Taking” means the Taking of the entire Premises or so much of the Premises, Building or Common Area as to prevent or substantially impair the use thereof by Tenant for the uses herein specified; (c) ”Partial Taking” means the Taking of only a portion of the Premises, Building or Common Area which does not constitute a Total Taking; (d) ”Date of Taking” means the date upon which the title to the Premises, Building or Common Area or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor; and (e) ”Award” means the amount of any award made, consideration paid, or damages ordered as a result of a Taking.
          16.2 Rights. The parties agree that in the event of a Taking all rights between them or in and to an Award shall be as set forth herein.
          16.3 Total Taking. In the event of a Total Taking during the Lease Term: (a) the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the Date of Taking; (b) Landlord shall refund to Tenant any prepaid Rent and the unused balance of the Security Deposit; (c) Tenant shall pay Landlord any Rentals due Landlord under the Lease, prorated as of the Date of Taking; (d) to the extent the Award is not payable to the beneficiary or mortgagee of a deed of trust or mortgage affecting the Premises, Tenant shall receive from the Award those portions of the Award attributable to trade fixtures of Tenant; and (e) the remainder of the Award shall be paid to and be the property of Landlord. Nothing contained in this Paragraph 16.3 shall be deemed to deny Tenant its right to recover awards made by the condemning authority for moving costs, relocation costs, and costs attributable to goodwill and leasehold improvements installed by Tenant.
          16.4 Partial Taking. In the event of a Partial Taking during the Lease Term: (a) the rights of Tenant under the Lease and the leasehold estate of Tenant in and to the portion of the Premises taken shall cease and terminate as of the Date of Taking; (b) from and after the Date of Taking the Rent shall be an amount equal to the product obtained by multiplying the then current Rent by the quotient obtained by dividing the fair market value of the Premises immediately after the Taking by the fair market value of the Premises immediately prior to the Taking; (c) to the extent the Award is not payable to the beneficiary or mortgagee of a deed of trust or mortgage affecting the Premises, Tenant shall receive from the Award the portions of the Award attributable to trade fixtures of Tenant; and (d) the remainder of the Award shall be paid to and be the property of Landlord. Each party waives the provisions of California Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a Partial Taking. Nothing contained in this Paragraph 16.4 shall be deemed to deny Tenant its right to recover awards made by the condemning authority for moving costs, relocation costs, and costs attributable to goodwill and leasehold improvements installed by Tenant.

     17. Liens.
          17.1 Premises to Be Free of Liens. Tenant shall pay for all labor and services performed for, and all materials used by or furnished to Tenant, Tenant’s agents, or any contractor employed by Tenant with respect to the Premises. Tenant shall indemnify, defend and hold Landlord harmless from and keep the Project free from any liens, claims, demands, encumbrances, or judgments, including all costs, liabilities and attorneys’ fees with respect thereto, created or suffered by reason of any labor or services performed for, or materials used by or furnished to Tenant or Tenant’s agents or any contractor employed by Tenant with respect to the Premises. Landlord shall have the right, at all times, to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord and the Premises, Building, Common Area and Land, and any other party having an interest therein, from mechanics’ and materialmen’s liens, including without limitation a notice of nonresponsibility. In the event Tenant is required to post an improvement bond with a public agency in connection with any work performed by Tenant on or to the Premises, Tenant shall include Landlord as an additional obligee.
          17.2 Notice of Lien; Bond. Should any claims of lien be filed against, or any action be commenced affecting the Premises, Tenant’s interest in the Premises or any other portion of the Project, Tenant shall give Landlord notice of such lien or action within thirty (30) days after Tenant receives notice of the filing of the lien or the commencement of the action. In the event that Tenant shall not, within sixty (60) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien or posting of a proper bond. All such sums paid by Landlord and all expenses incurred by Landlord in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant as Additional Rent within thirty (30) days of written notice.
     18. Landlord’s Right of Access to Premises. Landlord reserves and shall have the right and Tenant and Tenant’s agents shall permit Landlord and Landlord’s agents to enter the Premises at any reasonable time during normal business hours (except in the event of an emergency) and subject to any security measures of Tenant that are applied to visitors to the Premises on a non-discriminatory basis for the purpose of (i) inspecting the Premises, (ii) performing Landlord’s maintenance and repair responsibilities set forth herein, (iii) posting notices of nonresponsibility, (iv) placing upon the Premises at any time “For Sale” signs, (v) placing on the Premises ordinary “For Lease” signs at any time within one hundred eighty (180) days prior to Lease Termination, or at any time Tenant is in uncured default hereunder, or at such other times as agreed to by Landlord and Tenant, (vi) protecting the Premises in the event of an emergency and (vii) exhibiting the Premises to prospective purchasers or lenders at any reasonable time or to prospective tenants within one hundred eighty (180) days prior to Lease Termination. In the event of an emergency, Landlord shall have the right to use any and all means which Landlord reasonably may deem proper to gain access to the Premises. Any entry to the Premises by Landlord or Landlord’s agents in accordance with this Paragraph 18 or any other provision of this Lease shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof nor give Tenant the right to abate the Rentals payable under this Lease. Except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors or invitees, Tenant hereby waives any claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s or Landlord’s agents’ entry into the Premises as permitted by this Paragraph 18 or any other provision of this Lease. Notwithstanding anything to the contrary contained in this Lease, Landlord and Landlord’s agents, except in the case of emergency, shall provide Tenant with two (2) business days notice prior to entry of the Premises. Any entry by Landlord and Landlord’s agents shall not impair Tenant’s operations more than reasonably necessary, and Tenant shall have the right to have an employee accompany Landlord at all times that Landlord is present on the Premises.
     19. Landlord’s Right to Perform Tenant’s Covenants. Except as otherwise expressly provided herein, if Tenant shall at any time fail to make any payment or perform any other act required to be made or performed by Tenant under this Lease, Landlord may upon thirty (30) days written notice to Tenant, but shall not be obligated to and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent that Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All reasonable sums so paid by Landlord and all penalties, interest and reasonable costs in connection therewith shall be due and payable by Tenant as Additional Rent upon demand.
     20. Lender Requirements.
          20.1 Subordination. Subject to the last sentence of this Section 20.1, this Lease, at Landlord’s option, shall be subject and subordinate to the lien of any mortgages or deeds of trust (including all advances thereunder, renewals, replacements, modifications, supplements, consolidations, and extensions thereof) in any amount(s) whatsoever now or hereafter placed on or against or affecting the Premises, Building or Land, or Landlord’s interest or estate therein without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. If any mortgagee or beneficiary shall elect to have this Lease prior to the lien of its mortgage or deed of trust, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of such mortgage or deed of trust or the date of the recording thereof. Any subordination of this Lease, or Tenant’s rights hereunder, to any mortgages or deeds of trust hereafter placed on or against or affecting the Premises, Building or Land, or Landlord’s interest or estate therein, shall be conditioned on the mortgagee or beneficiary agreeing that this Lease shall not be terminated or modified in any material way and Tenant’s quiet possession of the Premises shall not be disturbed in the event of any foreclosure if Tenant is not in default under this Lease. In the event that any mortgages or deeds of trust affect the Premises, Building or Land, or Landlord’s interest or estate therein as of the Commencement Date, Landlord shall exert its best reasonable efforts to obtain and deliver to Tenant prior to the Commencement Date a non-disturbance agreement in a form reasonably acceptable to Tenant and executed by the mortgagee(s) or beneficiary(ies) thereunder.

          20.2 Subordination Agreements. Tenant shall execute and deliver, without charge therefor, such further instruments reasonably acceptable to Tenant evidencing subordination of this Lease to the lien of any mortgages or deeds of trust affecting the Premises, Building or Land as may be required by Landlord within fifteen (15) days following Landlord’s request therefor; provided that such mortgagee or beneficiary under such mortgage or deed of trust agrees in writing that this Lease shall not be terminated or modified in any material way and Tenant’s quiet possession of the Premises shall not be disturbed in the event of any foreclosure if Tenant is not in default under this Lease. Failure of Tenant to execute such instruments evidencing subordination of this Lease shall constitute a Default by Tenant hereunder.
          20.3 [Intentionally Omitted]
          20.4 Attornment. In the event of foreclosure or the exercise of the power of sale under any mortgage or deed of trust made by Landlord and covering the Premises, Building or Land, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease, provided such purchaser expressly agrees in writing to be bound by the terms of the Lease, including, but not limited to, the quiet enjoyment provisions of Paragraph 40.
          20.5 Estoppel Certificates and Financial Statements.
               (a) Delivery by Tenant. Tenant shall, within fifteen (15) days following request by Landlord therefor and without charge, execute and deliver to Landlord any and all documents, estoppel certificates, and current financial statements of Tenant reasonably requested by Landlord in connection with the sale or financing of the Premises, Building or Land, or requested by any lender making a loan affecting the Premises, Building or Land. Landlord may require that Tenant in any estoppel certificate shall (i) certify that this Lease is unmodified and in full force and effect (or, if modified, state the nature of such modification and certify that this Lease, as so modified, is in full force and effect) and has not been assigned, (ii) certify the date to which Rentals are paid in advance, if any, (iii) acknowledge that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specify such defaults if claimed, (iv) evidence the status of this Lease as may be required either by a lender making a loan to Landlord to be secured by a deed of trust or mortgage covering the Premises, Building or Land or a purchaser of the Premises, Building or Land from Landlord, (v) warrant that in the event any beneficiary of any security instrument encumbering the Premises, Building or Land forecloses on the security instrument or sells the Premises, Building or Land pursuant to any power of sale contained in such security instrument, such beneficiary shall not be liable for the Security Deposit, unless the Security Deposit actually has been received by the beneficiary from Landlord, (vi) certify the date Tenant entered into occupancy of the Premises and that Tenant is conducting business at the Premises, (vii) certify that all improvements to be constructed on the Premises by Landlord have been substantially completed except for punch list items which do not prevent Tenant from using the Premises for its intended use, and (viii) certify such other matters relating to the Lease and/or Premises as may be reasonably requested by a lender making a loan to Landlord or a purchaser of the Premises, Building or Land from Landlord. Any such estoppel certificate may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises, Building or Land.
               (b) Nondelivery by Tenant. Tenant’s failure to deliver estoppel certificates or other documents as required pursuant to Paragraph 20.5(a) above shall be a Default by Tenant.
     21. Holding Over. This Lease shall terminate without further notice at the expiration of the Lease Term. It is the desire of Landlord either to enter into a new lease with Tenant for the Premises prior to the expiration of the Lease Term, or to have Tenant vacate the Premises upon expiration of the Lease Term pursuant to Paragraph 35 below. Therefore, any holding over by Tenant after Lease Termination shall not constitute a renewal or extension of the Lease Term, nor give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after Lease Termination with the consent of Landlord shall be construed to be a tenancy from month to month, at one hundred twenty five percent (125%) of the monthly Rent for the month preceding Lease Termination in addition to all Additional Rent payable hereunder, and shall otherwise be on the terms and conditions herein specified insofar as applicable. If Tenant remains in possession of the Premises after Lease Termination without Landlord’s consent, Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, expense, claim or liability resulting from Tenant’s failure to surrender the Premises, including without limitation, any claims made by any succeeding tenant based on delay in the availability of the Premises.
     22. Notices. Any notice required or desired to be given under this Lease shall be in writing, and all notices shall be given by mailing. All notices personally given on Tenant may be delivered to any person apparently in charge at the Premises, on any corporate officer or agent of Tenant if Tenant is a corporation, or on any one signatory party if more than one party signs this Lease on behalf of Tenant (provided such signatory is then employed by Tenant); any notice so given shall be binding upon all signatory parties as if served upon each such party personally; provided that a courtesy copy must be mailed to the address listed in Paragraph 1.12. Any notice given pursuant to this Paragraph 22 shall be deemed to have been given when personally delivered, or if mailed to the party at the last address given for purposes of notice pursuant to the provisions of this Paragraph 22, upon actual receipt or refusal of delivery. At the date of execution of this Lease, the addresses of Landlord and Tenant are set forth in Paragraph 1.12 above.
     23. Attorneys’ Fees. In the event either party hereto shall bring any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover Rentals, to enforce an indemnity, defense or hold harmless obligation, to terminate the tenancy of the Premises, or to enforce, protect, interpret, or establish any term, condition, or covenant of this Lease or right or remedy of either party, the prevailing party shall be entitled to recover, as a part of such action or proceeding, reasonable attorneys’ fees and court costs, including reasonable attorneys’ fees and costs for appeal, as may be fixed by the court or jury. Notwithstanding anything to the contrary contained in this Lease, “prevailing party” as used in this paragraph shall include the party who dismisses an action for recovery hereunder in exchange for sums allegedly due, performance of covenants allegedly breached or considerations substantially equal to the relief sought in the action.
     24. Assignment, Subletting and Hypothecation.
          24.1 In General. Tenant shall not voluntarily sell, assign or transfer all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof, sublease all or any part of the Premises, or permit all or any part of the Premises to be used by any person or entity other than Tenant or Tenant’s employees, except as specifically provided in this Paragraph 24.
          24.2 Voluntary Assignment and Subletting.
               (a) Notice to Landlord. Tenant shall, by written notice, advise Landlord of Tenant’s desire on a stated date (which date shall not be less than fifteen (15) days nor more than one hundred twenty (120) days after the date of Tenant’s notice) to assign this Lease or to sublet all or any part of the Premises for any part of the Lease Term. Said notice shall state that the notice constitutes an offer to terminate the Lease pursuant to Paragraph 24.2(b) if the notice applies to a proposed assignment of the Lease or Tenant’s interest herein. Tenant’s notice shall state the name, legal composition and address of the proposed assignee or subtenant, and Tenant shall provide the following information to Landlord with said notice: a true and complete copy of the proposed assignment agreement or sublease; a financial statement of the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles within one year prior to the proposed effective date of the assignment or sublease; the nature of the proposed assignee’s or subtenant’s business to be carried on in the Premises; the payments to be made or other consideration to be given on account of the assignment or sublease; and such other pertinent information as may be reasonably requested by Landlord, all in sufficient detail to enable Landlord to evaluate the proposed assignment or sublease and the prospective assignee or subtenant. Tenant’s notice shall not be deemed to have been served or given until such time as Tenant has provided Landlord with all information reasonably requested by Landlord pursuant to this Paragraph 24.2. Tenant shall immediately notify Landlord of any modification to the proposed terms of such assignment or sublease. Tenant may withdraw its notice at any time prior to or after exercise by Landlord of Landlord’s right to terminate as described in Paragraph 24.2(b).
               (b) Offer to Terminate. Except in the event of a transfer for which Landlord’s consent is not required pursuant to Section 24.2 below or in the event of any sublease of less that fifty percent (50%) of the Building, if Tenant notifies Landlord of its desire to assign this Lease or Tenant’s interest herein, Tenant’s notice shall constitute an offer to terminate this Lease and Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) days after receipt of Tenant’s notice, to terminate the Lease. If Landlord elects to terminate, then within ten (10) days after receipt of Landlord’s election, Tenant shall have the right to rescind its request to assign, and this Lease shall continue in full force and effect. If Tenant does not rescind its request, this Lease shall terminate on the date stated in the notice given by Tenant pursuant to Paragraph 24.2(a), subject to any obligations which have accrued and are unfulfilled as of such date.

     Notwithstanding anything to the contrary in this Section 24, Landlord shall not elect to terminate the Lease if the net worth of the proposed assignee or subtenant is equal to or greater than $50,000,000.
               (c) Landlord’s Consent. If Landlord does not exercise its right to terminate pursuant to Paragraph 24.2(b) within fifteen (15) days after receipt of Tenant’s notice or if Tenant proposes a sublease, Landlord shall not unreasonably withhold or delay its consent to the proposed assignment or subletting, on the terms and conditions specified in said notice. If Tenant’s notice fails to state that it constitutes an offer to terminate the Lease as may be required pursuant to Paragraph 24.2(a), such notice shall be deemed insufficient for the purposes of this Paragraph 24.2, and Landlord may withhold its consent to the proposed assignment in Landlord’s absolute discretion. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed assignment or sublease, if Landlord withholds its consent where Tenant is in Default at the time of the giving of Tenant’s notice such withholding of consent shall be presumptively reasonable. Seventy-five percent (75%) of any and all rent paid by an assignee or subtenant in excess of the Rentals to be paid under this Lease (prorated in the event of a sublease of less than the entire Premises), after Tenant’s deduction therefrom of all reasonable costs to effect the assignment or subletting, including without limitation, brokerage commissions, attorneys’ fees, and the cost of leasehold improvements or alterations installed or redecorating performed by Tenant for the sublessee, shall be paid directly to Landlord, as Additional Rent, at the time and place specified in this Lease. For the purposes of this Paragraph 24, the term “rent” shall include any consideration of any kind received, or to be received, by Tenant from an assignee or subtenant, if such sums are related to Tenant’s interest in this Lease or in the Premises, including, but not limited to key money, bonus money, and payments (in excess of the fair market value thereof) for Tenant’s assets, fixtures, trade fixtures, inventory, accounts, goodwill, equipment, furniture, general intangibles, and any capital stock or other equity ownership interest of Tenant. Any assignment or subletting without Landlord’s consent shall be voidable at Landlord’s option, and shall constitute a Default by Tenant. Landlord’s consent to any one assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 24 as to any subsequent assignment or sublease nor a consent to any subsequent assignment or sublease; further, Landlord’s consent to an assignment or sublease shall not release Tenant from Tenant’s obligations under this Lease, and Tenant shall remain jointly and severally liable with the assignee or subtenant. Notwithstanding the foregoing, nothing in this Section 24.2(c) shall applicable to any transfer for which Landlord’s consent is not required pursuant to Section 24.2 below.
               (d) Assumption of Obligations. In the event Landlord consents to any assignment, such consent shall be conditioned upon the assignee expressly assuming and agreeing to be bound by each of Tenant’s covenants, agreements and obligations contained in this Lease, pursuant to a written assignment and assumption agreement in a form reasonably approved by Landlord. Landlord’s consent to any assignment or sublease shall be evidenced by Landlord’s signature on said assignment and assumption agreement or on said sublease or by a separate written consent. In the event Landlord consents to a proposed assignment or sublease, such assignment or sublease shall be valid and the assignee or subtenant shall have the right to take possession of the Premises only if an executed original of the assignment or sublease is delivered to Landlord, and such document contains the same terms and conditions as stated in Tenant’s notice to Landlord given pursuant to Paragraph 24.2(a) above, except for any such modifications to which Landlord has consented in writing.
          24.3 Collection of Rent. Tenant hereby irrevocably gives to and confers upon Landlord, as security for Tenant’s obligations under this Lease, the right, power and authority to collect all rents from any assignee or subtenant of all or any part of the Premises as permitted by this Paragraph 24, or otherwise, and Landlord, as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; provided, however, that until the occurrence of any Default by Tenant, subject to applicable cure periods, or except as provided by the provisions of Paragraph 24.2(c) above, Tenant shall have the right to collect such rent. Upon the occurrence of any Default by Tenant, Landlord may at any time without notice in Landlord’s own name sue for or otherwise collect such rent, including rent past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys’ fees, toward Tenant’s obligations under this Lease. Landlord’s collection of such rents shall not constitute an acceptance by Landlord of attornment by such subtenants. In the event of a Default by Tenant, Landlord shall have all rights provided by this Lease and by law, and Landlord may, upon re-entry and taking possession of the Premises, eject all parties in possession or eject some and not others, or eject none, as Landlord shall determine in Landlord’s sole discretion.
          24.4 Corporations and Partnerships. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary, or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning fifty percent (50%) or more (cumulatively) of the partnership, any assignment(s) of fifty percent (50%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease requiring the prior written consent of Landlord. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, any sale or transfer (or cumulative sales or transfers) of the capital stock of Tenant in excess of fifty percent (50%), or any sale (or cumulative sales) of all of the assets of Tenant shall be deemed an assignment of this Lease requiring the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Any such withdrawal or substitution of partners or assignment of any interest in or dissolution of a partnership tenant, and any such sale of stock or assets of a corporate tenant without the prior written consent of Landlord shall be a Default by Tenant hereunder. The foregoing notwithstanding, the sale or transfer of any or all of the capital stock of a corporation, the capital stock of which is now or hereafter becomes publicly traded, shall not be deemed an assignment of this Lease.
     Notwithstanding anything to the contrary contained in this Lease, Tenant, without Landlord’s prior written consent (but with notice to Landlord), may sublet the Premises or assign this Lease to (i) a subsidiary, affiliate, division or corporation controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization or government action; or (iii) a purchaser of substantially all of Tenant’s assets located at the Premises or the capital stock of Tenant, provided that in either of the instances described in the foregoing subparagraphs (ii) or (iii) the successor or purchaser has a net worth not less than the net worth of Tenant at the time that Tenant executes this Lease (each, a “Permitted Assignee”). Notwithstanding that a Transfer is made to a Permitted Assignee, Tenant shall not be released from any of its obligations under this Lease and such Permitted Assignee shall be required to assume all of Tenant’s obligations hereunder as a condition to such transfer being permitted without Landlord’s prior written consent.
          24.5 Reasonable Provisions. Tenant expressly agrees that the provisions of this Paragraph 24 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended from time to time, under bankruptcy laws, or for any other purpose.
          24.6 Attorneys’ Fees. Tenant shall pay, as Additional Rent, Landlord’s reasonable attorneys’ fees up to a maximum amount of One Thousand Five Hundred Dollars ($1,500) for reviewing, investigating, processing and/or documenting any requested assignment or sublease, whether or not Landlord’s consent is granted.
          24.7 Involuntary Transfer. No interest of Tenant in this Lease shall be assignable involuntarily or by operation of law, including, without limitation, the transfer of this Lease by testacy or intestacy. Each of the following acts shall be considered an involuntary assignment:
               (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or a proceeding under any bankruptcy law is instituted in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;
               (b) Levy of a writ of attachment or execution on this Lease;
               (c) Appointment of a receiver with authority to take possession of the Premises in any proceeding or action to which Tenant is a party; or
               (d) Foreclosure of any lien affecting Tenant’s interest in the Premises, which lien was not consented to by Landlord pursuant to Paragraph 24.9.
An involuntary assignment shall constitute a Default by Tenant and Landlord shall have the right to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant. In the event the Lease is not terminated, the provisions of Paragraph 24.2(c) regarding rents paid by an assignee or subtenant shall apply. If a writ of attachment or execution is levied on this Lease, or if any involuntary proceeding in bankruptcy is brought against Tenant or a receiver is appointed, Tenant shall have sixty (60) days in which to cause the attachment or execution to be removed, the involuntary proceeding dismissed, or the receiver removed.

          24.8 Hypothecation. Tenant shall not hypothecate, mortgage or encumber Tenant’s interest in this Lease or in the Premises or otherwise use this Lease as a security device in any manner without the consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Consent by Landlord to any such hypothecation or creation of a lien or mortgage shall not constitute consent to an assignment or other transfer of this Lease following foreclosure of any permitted lien or mortgage.
          24.9 Binding on Successors. The provisions of this Paragraph 24 expressly apply to all heirs, successors, sublessees, assignees and transferees of Tenant.
     25. Successors. Subject to the provisions of Paragraph 24 above and Paragraph 30.2(a) below, the covenants, conditions, and agreements contained in this Lease shall be binding on the parties hereto and on their respective heirs, successors and assigns.
     26. Landlord Default; Mortgagee Protection. Landlord shall not be in default under this Lease unless Tenant shall have given Landlord written notice of the breach and, within thirty (30) days after notice, Landlord has not cured the breach or, if the breach is such that it cannot reasonably be cured under the circumstances within thirty (30) days, has not commenced diligently to prosecute the cure to completion. Any money judgment obtained by Tenant based upon Landlord’s breach of this Lease shall be satisfied only out of the proceeds of the sale or disposition of Landlord’s interest in the Premises (whether by Landlord or by execution of judgment). In the event of any default on the part of Landlord under this Lease, Tenant shall give notice by registered or certified mail to any beneficiary of a deed of trust or any mortgagee of a mortgage affecting the Premises, Building or Land whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.
     27. Exhibits. All exhibits attached to this Lease shall be deemed to be incorporated herein by the individual reference to each such exhibit, and all such exhibits shall be deemed to be a part of this Lease as though set forth in full in the body of the Lease.
     28. Surrender of Lease Not Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenants, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenants.
     29. Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained (or the acceptance by Landlord of any performance by Tenant after the time the same shall become due) shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach thereof or of any other term, covenant or condition herein contained, unless otherwise expressly agreed to by Landlord in writing. The acceptance by Landlord of any sum less than that which is required to be paid by Tenant shall be deemed to have been received only on account of the obligation for which it is paid (or for which it is allocated by Landlord, in Landlord’s reasonable discretion, if Tenant does not designate the obligation as to which the payment should be credited), and shall not be deemed an accord and satisfaction notwithstanding any provisions to the contrary written on any check or contained in any letter of transmittal. The acceptance by Landlord of any sum tendered by a purported assignee or transferee of Tenant shall not be deemed a consent by Landlord to any assignment or transfer of Tenant’s interest herein. No custom or practice which may arise between the parties hereto in the administration of the terms of this Lease shall be construed as a waiver or diminution of Landlord’s right to demand performance by Tenant in strict accordance with the terms of this Lease.
     30. General.
          30.1 Captions and Headings. The captions and paragraph headings used in this Lease are for convenience of reference only. They shall not be construed to limit or extend the meaning of any part of this Lease, and shall not be deemed relevant in resolving any question of interpretation or construction of any paragraph of this Lease.
          30.2 Definitions.
               (a) Landlord. The term Landlord as used in this Lease, so far as the covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title to the Premises. In the event of any transfer(s) of such interest, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall have no further liability under this Lease to Tenant except as to matters of liability which have accrued and are unsatisfied as of the date of such transfer, it being intended that the covenants and obligations contained in this Lease on the part of Landlord shall be binding on Landlord and its successors and assigns only during and in respect of their respective periods of ownership of the fee; provided that any funds in the possession of Landlord or the then grantor and as to which Tenant has an interest, less any deductions permitted by law or this Lease, shall be turned over to the grantee. The covenants and obligations contained in this Lease on the part of Landlord shall, subject to the provisions of this Paragraph 30.2(a), be binding upon each Landlord and such Landlord’s heirs, personal representatives, successors and assigns only during its respective period of ownership. Except as provided in this Paragraph 30.2(a), this Lease shall not be affected by any transfer of Landlord’s interest in the Premises, and Tenant shall attorn to any transferee of Landlord provided that all of Landlord’s obligations hereunder are assumed in writing by such transferee.
               (b) Agents. For purposes of this Lease and without otherwise affecting the definition of the word “agent” or the meaning of an “agency,” the term “agents” shall be deemed to include the agents, employees, officers, directors, servants, invitees, contractors, successors, representatives, subcontractors, guests, customers, suppliers, partners, affiliated companies, and any other person or entity related in any way to the respective party, Tenant or Landlord.
               (c) Interpretation of Terms. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words in the neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter.

          30.3 Copies. Any executed copy of this Lease shall be deemed an original for all purposes.
          30.4 Time of Essence. Time is of the essence as to each and every provision in this Lease requiring performance within a specified time.
          30.5 Severability. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. However, if Tenant’s obligation to pay the Rentals is determined to be invalid or unenforceable, this Lease at the option of Landlord shall terminate.
          30.6 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.
          30.7 Joint and Several Liability. If Tenant is more than one person or entity, each such person or entity shall be jointly and severally liable for the obligations of Tenant hereunder. If Tenant is a husband and wife, the obligations hereunder shall extend to their sole and separate property as well as community property.
          30.8 Construction of Lease Provisions. Although printed provisions of this Lease were prepared by Landlord, this Lease shall not be construed either for or against Tenant or Landlord, but shall be construed in accordance with the general tenor of the language to reach a fair and equitable result.
          30.9 Tenant’s Financial Statements. Tenant hereby warrants that, to Tenant’s actual knowledge, all of Tenant’s publicly available financial statements for the six (6) months prior to the Date of Lease are true, correct, and complete, and prepared in accordance with generally accepted accounting principles. Tenant acknowledges and agrees that Landlord is relying on such financial statements in accepting this Lease, and that a breach of Tenant’s warranty as to such financial statements shall constitute a Default by Tenant.
          30.10 Withholding of Landlord’s Consent. Notwithstanding any other provision of this Lease where Tenant is required to obtain the consent (whether written or oral) of Landlord to do any act, or to refrain from the performance of any act, Tenant agrees that if Tenant is in Default with respect to any term, condition, covenant or provision of this Lease, then Landlord shall be deemed to have acted reasonably in withholding its consent if said consent is, in fact, withheld.
     31. Signs. Tenant shall not place or permit to be placed any sign or decoration on the Land or the exterior of the Building or that would be visible from the exterior of the Building or Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may place “for lease” signs in connection with efforts to assign or sublease the Premises, subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided that all such signs shall be removed not later than the one hundred eightieth (180th) day prior to Lease Termination. In no event shall any such sign revolve, rotate, move or create the illusion of revolving, rotating or moving or be internally illuminated and there shall be no exterior spotlighting or other illumination on any such sign. Tenant, upon written notice by Landlord, shall immediately remove any of Tenant’s signs or decorations that are visible from the exterior of the Building or Premises or that Tenant has placed or permitted to be placed on the Land or the exterior of the Building without the prior written consent of Landlord, or which remain beyond the one hundred eightieth (180th) day prior to Lease Termination. If Tenant fails to so remove such sign or decoration within five (5) days after Landlord’s written notice, Landlord may enter the Premises and remove such sign or decoration and Tenant shall pay Landlord, as Additional Rent upon demand, the cost of such removal. All signs placed on the Premises, Building or Land by Tenant shall comply with applicable statutes, ordinances, rules and regulations of governmental agencies having jurisdiction thereof. At Landlord’s option, Tenant shall at Lease Termination remove any sign which it has placed on the Premises, Land or the Building, and shall, at its sole cost, repair any damage caused by the installation or removal of such sign. Notwithstanding the foregoing provisions of this Section 31 or any other provisions of this Lease to the contrary, Tenant shall have the right, at Tenant’s sole cost and expense, to erect monument signage upon the Project adjacent to Garrett Drive provided such monument signage is in compliance with all Laws and is of a design and in a location that is reasonably acceptable to Landlord and Tenant.
     32. [Intentionally Omitted].
     33. Landlord Not a Trustee. Landlord shall not be deemed to be a trustee of any funds paid to Landlord by Tenant (or held by Landlord for Tenant) pursuant to this Lease, including without limitation the Security Deposit. Landlord shall not be required to keep any such funds separate from Landlord’s general funds or segregated from any funds paid to Landlord by (or held by Landlord for) other tenants of the Building. Any funds held by Landlord pursuant to this Lease shall not bear interest.
     34. Interest. Any payment due from Tenant to Landlord, except for Rent received by Landlord within thirty (30) days after the same is due, shall bear interest from the date due until paid, at an annual rate equal to seven percent (7%). In addition, Tenant shall pay all costs and reasonable attorneys’ fees incurred by Landlord in the collection of such amounts.
     35. Surrender of Premises. On the last day of the Lease Term or upon the sooner termination of this Lease, Tenant shall, to the reasonable satisfaction of Landlord, surrender the Premises to Landlord in the same condition as received on the Commencement Date (reasonable wear and tear, acts of God, casualty, condemnation, Hazardous Materials other than those stored, used or disposed of by Tenant, its agents, employees, contractors or invitees, and alterations concerning which Landlord has not reserved the right to require removal excepted) with all interior walls washed, or repaired if marked or damaged, all carpets cleaned, the air conditioning, ventilating and heating equipment inspected, serviced and repaired by a reputable and licensed service firm (unless Landlord has elected to maintain heating and air conditioning systems pursuant to Paragraph 10.1 above). Tenant shall remove all of Tenant’s personal property and trade fixtures from the Premises, and all property not so removed shall be deemed abandoned by Tenant. Furthermore, Tenant shall repair all damage to the Project caused by any such removal. If the Premises are not so surrendered at Lease Termination, Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, expense, claim or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.
     36. Labor Disputes. In the event Tenant shall in any manner be involved in or be the object of a labor dispute which subjects the Premises or any part of the Project to any picketing, work stoppage or other concerted activity which in the reasonable opinion of Landlord is detrimental to the operation of the Project or its tenants, Landlord shall have the right to require Tenant, at Tenant’s own expense and within a reasonable period of time, to use Tenant’s best efforts to either resolve such labor dispute or terminate or control any such picketing, work stoppage or other concerted activity to the extent necessary to eliminate any interference with the operation of the Project. To the extent such labor dispute interferes with the performance of Landlord’s duties hereunder, Landlord shall be excused from the performance of such duties. Failure by Tenant to use its best efforts to so resolve such dispute or terminate or control such picketing, work stoppage or other concerted activity within a reasonable period of time shall constitute a Default by Tenant hereunder. Nothing contained in this Paragraph 36 shall be construed as placing Landlord in an employer/employee relationship with any of Tenant’s employees or with any other employees who may be involved in such labor dispute.
     37. No Partnership or Joint Venture. Nothing in this Lease shall be construed as creating a partnership or joint venture between Landlord, Tenant, or any other party, or cause Landlord to be responsible for the debts or obligations of Tenant or any other party.
     38. Entire Agreement. Any agreements, warranties, or representations not expressly contained herein shall in no way bind either Landlord or Tenant, and Landlord and Tenant expressly waive all claims for damages by reason of any statement, representation, warranty, promise or agreement, if any, not contained in this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, whether written or oral, between Landlord and its agents and Tenant and its agents with respect to the Project or this Lease. This Lease constitutes the entire agreement between the parties hereto and no addition to, or modification of, any term or provision of this Lease shall be effective until and unless set forth in a written instrument signed by both Landlord and Tenant.
     39. Submission of Lease. Submission of this instrument for Tenant’s examination or execution does not constitute a reservation of space nor an option to lease. This instrument shall not be effective until executed by both Landlord and Tenant. Execution of this Lease by Tenant shall constitute an offer by Tenant to lease the Premises, which offer shall be deemed accepted by Landlord when this Lease is executed by Landlord and delivered to Tenant.

     40. Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying Rentals and performing its covenants and conditions under the Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the terms of this Lease and of any mortgages or deeds of trust affecting the Premises, and the rights reserved by Landlord hereunder. Any purchaser upon any foreclosure or exercise of the power of sale under any mortgage or deed of trust made by Landlord and covering the Premises, Building or Land to whom Tenant attorns pursuant to Paragraph 20.4 above shall be bound by the terms of this Paragraph 40.
     41. Authority. The undersigned parties hereby warrant that they have proper authority and are empowered to execute this Lease on behalf of the Landlord and Tenant, respectively. If Tenant is a corporation (or partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation (or on behalf of said partnership in accordance with the partnership agreement of such partnership), and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, and this Lease is not executed by two corporate officers, Tenant shall, upon execution of this Lease, deliver to Landlord evidence of the authority of the individual executing this Lease on behalf of Tenant to execute this Lease on behalf of Tenant. In the event Tenant should fail to deliver such evidence to Landlord upon execution of this Lease, Landlord shall not be deemed to have waived its right to require delivery of such evidence, and at any time during the Lease Term Landlord may request Tenant to deliver the same, and Tenant agrees it shall thereafter promptly deliver such evidence to Landlord. If Tenant is a corporation, Tenant warrants that:
               (a) Tenant is a valid and existing corporation;
               (b) Tenant is qualified to do business in California;
               (c) All fees and all franchise and corporate taxes are paid to date, and will be paid when due;
               (d) All required forms and reports will be filed when due; and
               (e) The signers of this Lease are properly authorized to execute this Lease.
          42. Right of First Offer. Tenant shall have the right of first offer to lease all or any portion of other building in the Project (the “Second Building”) which right is subject to any and all rights of the current tenants in the Second Building (said other tenants being Microchip Technology, Inc. and LeCroy Corporation) with respect to such space (including renewal and extension rights and rights of first offer, first negotiation, first refusal, other expansion rights or negotiated extensions or renewals by such tenants). Such right of first offer may only be exercised with respect to vacant space or space which has been previously leased and as to which an existing tenant of the Second Building has elected not to extend or negotiate to extend its lease or re-lease such space. If any space qualifying for such right of first offer becomes available (the “Available Space”), Landlord shall notify Tenant of such availability in writing and, within ten (10) days following such notice, Tenant shall provide Landlord its written election (“Tenant’s Election”) to either (i) proceed to negotiate with Landlord for Tenant’s lease of the Available Space or (ii) terminate its rights to the Available Space under this Section 42. In the event Tenant fails to timely provide Tenant’s Election, Tenant shall be deemed to have elected to terminate its rights under this Section 42 effective as of the expiration of such ten (10) day period. In the event that Tenant timely makes its election to proceed to negotiate with Landlord for Tenant’s lease of the Available Space, for a period of thirty (30) days following Tenant’s delivery of Tenant’s Election, Landlord and Tenant shall negotiate in good faith the terms and conditions of Tenant’s lease of the Available Space. If, despite good faith negotiations, Landlord and Tenant do not execute a written lease relating to the Available Space within such thirty (30) days period then Tenant’s rights under this Section 242 shall automatically terminate upon the expiration of such thirty (30) days period and Landlord may thereafter lease the Available Space to other prospective tenants.
     43. Counterparts. This Lease may be executed by the parties in different counterparts and the signature pages and initialed pages combined shall create a document binding on the parties.
     IN WITNESS WHEREOF, the parties have executed this Lease effective as of the date set forth below.

LANDLORD:		TENANT:

COOPERAGE ROSE PROPERTIES,		TRIDENT MICROSYSTEMS, INC.,
A general partnership		a corporation

By:	/s/ Terrence J. Rose	By:	/s/ John S. Edmunds

Date: April 12, 2006		Date: April 11, 2006

Title: Partner		Title: Chief Financial Officer

EXHIBITS

A	Site Plan	Paragraph 1.4 (Land shown cross-hatched in red pursuant to Paragraph 2.1)

B	Building	Paragraph 2.1 (Premises shown cross-hatched)

C	Commencement Date Letter	Paragraph 3.1

D	Preliminary Plans	Paragraph 2.2.1 and 2.2.2

E	Preliminary Exterior Work Plans	Paragraph 2.2.3

F	Permissible Hazardous Materials	Paragraph 6.4

EXHIBIT A
SITE PLAN

EXHIBIT B
FLOOR PLAN

EXHIBIT C
COMMENCEMENT DATE LETTER

LANDLORD:	Cooperage Rose Properties

TENANT:	Trident Microsystems, Inc.

LEASE DATE:	, 2006

PREMISES:	3400 Garrett Drive, Santa Clara, California
Pursuant to Section 3.1 of the above-referenced Lease, the Commencement Date is hereby established as                                                             , 2006. The Expiration Date is                                                             , 2013.
Tenant acknowledges that Landlord has completed the Interior Work (as defined in Section 2.2.1 of the Lease) in accordance with the terms of                                                              of the Lease, and Tenant has accepted possession of the Premises.
Tenant’s obligation to pay Rent (as that term is defined in the Lease), shall commence on                                                                                 , 2006.

LANDLORD:	TENANT:

COOPERAGE ROSE PROPERTIES,	TRIDENT MICROSYSTEMS, INC.,
a general partnership	a corporation

By:	By:

Title:	Title:

EXHIBIT D
PRELIMINARY PLANS

EXHIBIT E
PRELIMINARY EXTERIOR WORK PLANS

EXHIBIT F
PERMISSIBLE HAZARDOUS MATERIALS